UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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VeriFone Systems, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 17, 2012

Dear Stockholder:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders of VeriFone Systems, Inc. We will hold the meeting on Wednesday, June 27, 2012 at 9:15 a.m., local time, at VeriFone’s principal offices located at 2099 Gateway Place, Suite 600, San Jose, CA 95110. We hope that you will be able to attend.

Details of the business to be conducted at the Annual Meeting are provided in the attached Notice of 2012 Annual Meeting of Stockholders (the “Notice of Annual Meeting”) and Proxy Statement. As a stockholder, you will be asked to vote on a number of important matters. We encourage you to vote on all matters listed in the enclosed Notice of Annual Meeting. The Board of Directors recommends a vote FOR the proposals listed as proposals 1, 2 and 3 in the Notice of Annual Meeting.

We are pleased to take advantage of the U.S. Securities and Exchange Commission e-proxy rules that allow companies to electronically deliver proxy materials to their stockholders. We are furnishing proxy materials to our stockholders primarily via the Internet, which provides our stockholders the information they need while lowering printing and mailing costs and reducing the environmental impact of our Annual Meeting. On or about May 17, 2012, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”). The Notice contains instructions on how to access our 2012 Proxy Statement and 2011 Annual Report (the “Annual Report”) over the Internet and vote online or by phone. The Notice also includes instructions on how a stockholder can request, free of charge, a paper copy of our Annual Meeting materials by mail.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. In addition to voting in person, stockholders of record may vote via a toll-free telephone number or over the Internet. Stockholders who received a paper copy of the Proxy Statement and Annual Report by mail may also vote by completing, signing and mailing the enclosed proxy card promptly in the return envelope provided.

On behalf of our Board of Directors, thank you for your continued support of VeriFone.

Sincerely,

/s/ Charles R. Rinehart
Charles R. Rinehart
Chairman of the Board of Directors

YOUR VOTE IS IMPORTANT.

PLEASE PROMPTLY SUBMIT YOUR PROXY BY INTERNET, PHONE OR MAIL.

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

Notice is hereby given that the 2012 Annual Meeting of Stockholders of VeriFone Systems, Inc. (“VeriFone”) will be held on June 27, 2012 at 9:15 a.m., local time, at our principal offices located at 2099 Gateway Place, Suite 600, San Jose, CA 95110, to conduct the following items of business:

1.	To elect eight directors to our Board of Directors for one-year terms;

2.	To hold an advisory vote on compensation of our named executive officers;

3.	To ratify the selection of Ernst & Young LLP as VeriFone’s independent registered public accounting firm for our fiscal year ending October 31, 2012; and

4.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The foregoing business items are described more fully in the Proxy Statement accompanying this Notice of Annual Meeting.

All holders of record of our common stock as of 5:00 p.m. Eastern Daylight Time on May 4, 2012, the record date, are entitled to notice of and to vote at this meeting and any adjournments or postponement thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection during the ten days prior to the Annual Meeting, during ordinary business hours, at VeriFone’s principal offices located at 2099 Gateway Place, Suite 600, San Jose, CA, 95110, as well as at the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. To enter the meeting, you will need to provide proof of ownership of VeriFone stock as of 5:00 p.m. Eastern Daylight Time on May 4, 2012, as well as an acceptable form of personal photo identification. If you hold your shares in your own name, your proof of ownership is your proxy card. If you hold your shares through a broker, trustee or nominee, you must bring either a copy of the voting instruction card provided by your broker or nominee or a recent brokerage statement confirming your ownership as of 5:00 p.m. Eastern Daylight Time on May 4, 2012. Any stockholder attending the Annual Meeting may vote in person even if he or she has returned a proxy card.

Whether or not you plan to attend the Annual Meeting, please cast your vote as instructed under “Voting Procedures” in the Proxy Statement as promptly as possible. You may vote over the Internet or by telephone as instructed on the Notice or by mailing in your paper proxy card if you received one. If you did not receive a paper proxy card, you may request a paper proxy card to submit your vote by mail, if you prefer.

By Order of the Board of Directors,

/s/ Douglas G. Bergeron	/s/ Albert Liu
Douglas G. Bergeron	Albert Liu
Chief Executive Officer	Corporate Secretary

May 17, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 27, 2012: This Notice of Annual Meeting, the Proxy Statement and the Annual Report are available on the Internet at www.proxyvote.com.

i

VERIFONE SYSTEMS, INC.

2099 GATEWAY PLACE, SUITE 600

SAN JOSE, CA 95110

PROXY STATEMENT

FOR

2012 ANNUAL MEETING OF STOCKHOLDERS

PROCEDURAL INFORMATION

General

VeriFone Systems, Inc. (“VeriFone”, the “Company”, “we” or “our”) is furnishing this Proxy Statement to the holders of its common stock, par value $0.01 per share, in connection with the solicitation by its Board of Directors of proxies to be voted at its 2012 Annual Meeting of Stockholders on Wednesday, June 27, 2012 at 9:15 a.m., local time, and at any adjournments or postponements thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at our principal offices at 2099 Gateway Place, Suite 600, San Jose, CA 95110.

The Notice of Annual Meeting, Proxy Statement and form of proxy are first being provided to our stockholders on or about May 17, 2012.

All stockholders are cordially invited to attend the Annual Meeting in person. To attend the Annual Meeting, you will need to provide proof of ownership of VeriFone stock as of 5:00 p.m. Eastern Daylight Time on May 4, 2012, as well as an acceptable form of personal photo identification. If you are a registered stockholder, your proof of ownership is your proxy card. If you are not a stockholder of record but hold shares through a broker, trustee or nominee, you must bring either a copy of the voting instruction card provided by your broker or nominee or a recent brokerage statement confirming your ownership as of 5:00 p.m. Eastern Daylight Time on May 4, 2012.

Notice Regarding the Availability of Proxy Materials

We have adopted the “notice and access” rule of the U.S. Securities and Exchange Commission (the “SEC”). As a result, we furnish proxy materials primarily via the Internet instead of mailing a printed copy of the proxy materials. Stockholders will receive a Notice of Internet Availability of Proxy Materials by mail which provides the website and other information on how to access and review the Proxy Statement and proxy materials over the Internet. The Notice will be mailed on or about May 17, 2012.

As of the date of the mailing of the Notice, stockholders will be able to access all of the proxy materials over the Internet as instructed in the Notice. The proxy materials will be available free of charge. The materials on the site are searchable, readable and printable and the site does not have “cookies” or other tracking devices which identify visitors. The Notice will provide instructions on how to vote over the Internet or by phone.

If you received a Notice and would like to receive a printed copy of our proxy materials, free of charge, you should follow the instructions for requesting such materials included in the Notice.

Record Date; Voting Rights

Only stockholders of record as of 5:00 p.m. Eastern Daylight Time on May 4, 2012 will be entitled to vote at the Annual Meeting. As of that date, there were 107,636,398 shares of our common stock outstanding, each of which is entitled to one vote for each matter to be voted on at the Annual Meeting, held by 110 stockholders of record. For information regarding security ownership by executive officers and directors and by beneficial owners of more than 5% of VeriFone’s common stock, see “Security Ownership of Certain Beneficial Owners and Management.”

Voting Procedures

If you are a stockholder of record as of the record date, you may vote your shares over the Internet or by telephone by following the instructions set forth on the Notice or the proxy card mailed to you, or by mailing in a completed proxy card. Your shares will be voted at the Annual Meeting in the manner you direct. The Internet voting procedures are designed to authenticate each stockholder’s identity and to allow stockholders to vote their shares and confirm that their voting instructions have been properly recorded. If you vote via the Internet, you do not need to return your proxy card. Stockholders voting via the Internet should understand that there may be costs associated with voting in these manners, such as usage charges from Internet service providers that must be borne by the stockholder.

Votes submitted by mail, telephone or via the Internet must be received by 11:59 p.m., Eastern Daylight Time, on June 26, 2012. Submitting your vote by mail, telephone or via the Internet will not affect your right to vote in person should you decide to attend the Annual Meeting.

If your shares are registered in the name of a bank or brokerage firm, you will receive instructions from your bank or brokerage firm that must be followed in order for the record holder to vote the shares per your instructions. Banks and brokerage firms have a process for their beneficial holders to provide instructions via the Internet or over the phone, as well as instructions for requesting a hard copy of the proxy materials and proxy card.

Quorum

The holders of a majority of the outstanding shares of common stock as of 5:00 p.m. Eastern Daylight Time on May 4, 2012, present in person or represented by proxy and entitled to vote, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and “broker non-votes” are treated as present for quorum purposes.

Broker Non-Votes

Generally, broker non-votes occur when shares held by a broker, bank, or other nominee in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker, bank, or other nominee (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares with respect to that particular proposal. “Broker non-votes” are treated as present for purposes of determining a quorum but are not counted as withheld votes, votes against the matter in question, or as abstentions, nor are they counted in determining the number of votes present for a particular matter.

Under rules of the New York Stock Exchange (“NYSE”), which apply to us, the election of directors (Proposal 1) and the advisory vote on compensation of our named executive officers (Proposal 2) are not matters on which a broker may vote without your instructions. Therefore, if you do not provide instructions to the record holder of your shares with respect to these proposals, your shares will not be voted on these “non-routine” matters. The ratification of the appointment of our independent registered public accounting firm (Proposal 3) is a routine item under NYSE rules. As a result, brokers who do not receive instructions as to how to vote on that matter generally may vote on that matter in their discretion.

If your shares are held of record by a bank, broker, or other nominee, we urge you to give instructions to your bank, broker, or other nominee as to how you wish your shares to be voted so you may participate in the shareholder voting on these important matters.

Voting Requirements

The number of votes required to approve each of the proposals that are scheduled to be presented at the meeting is as follows:

Proposal	Required Vote
• Election of directors.

•   A plurality of the votes cast is required for the election of directors; accordingly the eight nominees receiving the highest number of votes “FOR” will be elected even if any nominee receives less than a majority of the votes cast. Abstentions will have no effect on the election of directors.

• Advisory vote on compensation of named executive officers.	• The affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote on the matter. Abstentions will have the same effect as a vote “Against” the matter.
• Ratification of appointment of Ernst & Young LLP as VeriFone’s independent registered public accounting firm.	• The affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote on the matter. Abstentions will have the same effect as a vote “Against” the matter.

Proxy Solicitation

VeriFone will pay the costs of soliciting proxies. In addition to the use of mails, proxies may be solicited by personal or telephone conversation, facsimile, electronic communication, posting on VeriFone’s website, http://www.verifone.com, and by the directors, officers and employees of VeriFone, for which they will not receive additional compensation. VeriFone may reimburse brokerage firms and other owners representing beneficial owners of shares for their reasonable expenses in forwarding solicitation materials to such beneficial owners.

Proxies and ballots will be received and tabulated by the inspector of election for the Annual Meeting. The inspector of election will treat shares of common stock represented by a properly signed and returned proxy as present at the meeting for purposes of determining a quorum, whether or not the proxy is marked as casting a vote or abstaining or withholding on any or all matters.

Revocation of Proxies

The shares represented by valid proxies received and not revoked will be voted at the Annual Meeting. If you execute and return the enclosed proxy card but do not give instructions, your shares will be voted as follows: “FOR” the election of all of our director nominees (Proposal 1), “FOR” the advisory vote on compensation of our named executive officers (Proposal 2), “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending October 31, 2012 (Proposal 3), and otherwise in accordance with the judgment of the persons voting the proxy on any other matter properly brought before the Annual Meeting and any adjournments or postponements thereof.

A proxy may be revoked at any time before it is voted by (i) delivering a written notice of revocation to our Secretary at c/o VeriFone Systems, Inc., 2099 Gateway Place, Suite 600, San Jose, CA, 95110, (ii) subsequently submitting a duly executed proxy bearing a later date than that of the previously submitted proxy (including by submission over the Internet), or (iii) attending the Annual Meeting and voting in person. Attending the Annual Meeting without voting will not revoke your previously submitted proxy.

Stockholder Proposals for the 2013 Annual Meeting

Our stockholders may submit proposals that they believe should be voted upon at our 2013 Annual Meeting of Stockholders.

In the event a stockholder wishes to have a proposal considered for presentation at our 2013 Annual Meeting and included in our proxy statement and form of proxy used in connection with such meeting, the proposal must be forwarded to our Secretary so that it is received no later than January 17, 2013, which is the date 120 calendar days prior to the anniversary of the mailing date of the proxy statement for the 2012 Annual Meeting. Any such proposal must comply with the requirements of Rule 14a-8.

Under our bylaws, if a stockholder, rather than including a proposal in the proxy statement as discussed above, seeks to propose business for consideration at that meeting, notice must be received by our Secretary at our principal offices at 2099 Gateway Place, Suite 600, San Jose, CA, 95110, not less than 90 days prior to the first anniversary of the preceding year’s Annual Meeting. However, in the event that the date of the 2013 Annual Meeting is advanced by more than 30 days, or delayed by more than 60 days from such anniversary date, notice by the stockholder, to be timely, must be so delivered not earlier than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

DIRECTOR INDEPENDENCE AND CORPORATE GOVERNANCE

Director Independence

For a member of our Board to be considered independent under NYSE rules, the Board must determine that the director does not have a material relationship (as described below) with VeriFone and/or its consolidated subsidiaries (either directly or as a partner, stockholder, or officer of an organization that has a relationship with any of those entities). The Board has determined that Mr. Alspaugh, Dr. Denend, Mr. Hart, Mr. Henske, Mr. McGinn, Mr. Raff, Mr. Rinehart and Mr. Stiefler are independent under NYSE rules.

Our Board has undertaken a review of our directors’ independence in accordance with standards that the Board and the Corporate Governance and Nominating Committee have established to assist the Board in making independence determinations. Any relationship listed under the heading “Material Relationships” below will, if present, be deemed material for the purposes of determining director independence. If a director has any relationship that is considered material, the director will not be considered independent. Any relationship listed under the heading “Immaterial Relationships” below will, if present, be considered categorically immaterial for the purpose of determining director independence. Multiple “Immaterial Relationships” will not collectively create a material relationship that would cause the director to not be considered independent. In addition, the fact that a particular relationship is not addressed under the heading “Immaterial Relationships” will not automatically cause a director to not be independent. If a particular relationship is not addressed under the standards established by the Board, the Board will review all of the facts and circumstances of the relationship to determine whether or not the relationship, in the Board’s judgment, is material.

Material Relationships

Any of the following shall be considered material relationships that would prevent a director from being determined to be independent:

Auditor Affiliation. The director is a current partner or employee of VeriFone’s internal or external auditor; a member of the director’s immediate family (including the director’s spouse; parents; children; siblings; mothers-, fathers-, brothers-, sisters-, sons and daughters-in-law; and anyone who shares the director’s home, other than household employees) is a current employee of such auditor who participates in the firm’s audit, assurance, or tax compliance (but not tax planning) practice or a current partner of such auditor; or the director or an immediate family member of the director was a partner or employee of such a firm and personally worked on the VeriFone audit within the last five years.

Business Transactions. The director is an employee of another entity that, during any one of the past five years, received payments from VeriFone, or made payments to VeriFone, for property or services that exceeded the greater of $1 million or 2% of the other entity’s annual consolidated gross revenues, or a member of the director’s immediate family has been an executive officer of another entity that, during any one of the past five years, received payments from VeriFone, or made payments to VeriFone, for property or services that exceeded the greater of $1 million or 2% of the other entity’s annual consolidated gross revenues.

Employment. The director was an employee of VeriFone at any time during the past five years or a member of the director’s immediate family was an executive officer of VeriFone in the prior five years.

Interlocking Directorships. During the past five years, the director or an immediate family member of the director was employed as an executive officer by another entity where one of VeriFone’s current executive officers served at the same time on the Compensation Committee.

Other Compensation. A director or an immediate family member of a director received more than $120,000 per year in direct compensation from VeriFone, other than director and committee fees, in the past five years.

Investment Banking or Consulting Services. A director is a partner or officer of an investment bank or consulting firm that performs substantial services to VeriFone on a regular basis.

Immaterial Relationships

The following relationships shall be considered immaterial for purposes of determining director independence:

Affiliate of Stockholder. A relationship arising solely from a director’s status as an executive officer, principal, equity owner, or employee of an entity that is a stockholder of VeriFone.

Certain Business Transactions. A relationship arising solely from a director’s status as an executive officer, employee or equity owner of an entity that has made payments to or received payments from VeriFone for property or services shall not be deemed a material relationship or transaction that would cause a director not to be independent so long as the payments made or received during any one of such other entity’s last five fiscal years are not in excess of the greater of $1 million or 2% of such other entity’s annual consolidated gross revenues.

Director Fees. The receipt by a director from VeriFone of fees for service as a member of the Board and committees of the Board.

Other Relationships. Any relationship or transaction that is not covered by any of the standards listed above in which the amount involved does not exceed $25,000 in any fiscal year shall not be deemed a material relationship or transaction that would cause a director not to be independent. Notwithstanding the foregoing, no relationship shall be deemed categorically immaterial pursuant to this section to the extent that it is required to be disclosed in SEC filings under Item 404 of the SEC’s Regulation S-K.

Corporate Governance Guidelines

Our Board has adopted corporate governance guidelines that provide the framework within which the Board directs the corporate governance of VeriFone. Our Corporate Governance and Nominating Committee reviews these guidelines annually and recommends changes to the Board for approval as appropriate. Our corporate governance guidelines are available on the Investor Relations section of our website, http://ir.verifone.com/, and are available in print to any stockholder who requests it.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics, which is available on the Investor Relations section of our website, http://ir.verifone.com/, and is available in print to any stockholder who requests it. The Code of Business Conduct and Ethics applies to all of VeriFone’s employees, officers and directors. We will post any amendments to or waivers from a provision of our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions and that relates to any element of the “code of ethics” definition set forth in Item 406(b) of Regulation S-K of the SEC at http://ir.verifone.com/.

Director Attendance at Meetings

Although our Board recognizes that conflicts may occasionally prevent a director from attending a Board or stockholder meeting, the Board expects each director to make every reasonable effort to keep such absences to a minimum. In fiscal year 2011, the Board held five meetings. During that period, each director attended not less than 75% of the meetings of the Board and committees of the Board on which the director served. At the 2011 Annual Meeting of Stockholders, all of our directors were in attendance.

Executive Sessions

Non-employee directors meet in executive session without any management directors or employees present at each regularly scheduled Board meeting. The presiding director at these meetings is Mr. Rinehart, the Chairman of the Board.

Communications with Directors

Any interested party may direct communications to individual directors, including the presiding director, to a board committee, the independent directors as a group or to the Board as a whole, by addressing the communication to the named individual, to the committee, the independent directors as a group or to the Board as a whole c/o Secretary, VeriFone Systems, Inc., 2099 Gateway Place, Suite 600, San Jose, CA, 95110. VeriFone’s Secretary or an Assistant Secretary will review all communications so addressed and will relay to the addressee(s) all communications determined to relate to the business, management or governance of VeriFone.

Committees of our Board of Directors

Our Board has an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee.

Audit Committee

Our Board has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. Our Board has adopted an Audit Committee charter, which is available on the Investor Relations section of our website at http://ir.verifone.com/, and is available in print to any stockholder who requests it, and defines the Audit Committee’s purposes to include:

•	Overseeing the compensation for and supervising our independent registered public accounting firm;

•	Reviewing our internal accounting procedures, systems of internal controls and financial statements;

•	Reviewing and approving the services provided by our internal auditors and independent registered public accounting firm, including the results and scope of their audits; and

•	Reviewing and approving all related party transactions.

The Audit Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Audit Committee. The Audit Committee may, in its discretion, delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent auditors, provided that any pre-approvals made under delegated authority are presented to the Audit Committee at its next scheduled meeting.

In fiscal year 2011, our Audit Committee met eight times, and met in executive session without management present at each such meeting. Our Board and our Corporate Governance and Nominating Committee have determined that each member of the Audit Committee is “independent” within the meaning of the rules of both the NYSE and the SEC.

The report of the Audit Committee is included in this Proxy Statement under “Report of the Audit Committee.”

Compensation Committee

Our Board has adopted a Compensation Committee charter, which is available on the Investor Relations section of our website at http://ir.verifone.com/, and is available in print to any stockholder who requests it, and defines the Compensation Committee’s purposes to include:

•

Reviewing and approving corporate goals and objectives relevant to the compensation of VeriFone’s Chief Executive Officer (“CEO”), evaluating the CEO’s performance in light of those goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determining and approving the CEO’s compensation level based on this evaluation;

•

Making recommendations to the Board with respect to non-CEO compensation, incentive compensation plans, and equity-based plans, including the VeriFone Bonus Plan and the 2006 Equity Incentive Plan, overseeing the activities of the individuals responsible for administering these plans, and discharging any responsibilities imposed on the Compensation Committee by any of these plans;

•	Approving any new equity compensation plan or any material change to an existing plan where stockholder approval has not been obtained;

•

Overseeing, in consultation with management, regulatory compliance with respect to compensation matters, including overseeing VeriFone’s policies on structuring compensation programs to preserve tax deductibility, and, as and when required, establishing performance goals and certifying that performance goals have been attained for purposes of Section 162(m) of the Internal Revenue Code;

•	Making recommendations to the Board with respect to any severance or similar termination payments proposed to be made to any current or former officer of VeriFone; and

•	Preparing an annual Report of the Compensation Committee for inclusion in our annual proxy statement.

The Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to such standing or ad hoc subcommittees as it may determine to be necessary or appropriate for the discharge of its responsibilities, as long as the subcommittee contains at least the minimum number of directors necessary to meet any regulatory requirements.

In fiscal year 2011, our Compensation Committee met four times, and met in executive session without management present at each such meeting.

Our Board of Directors and our Corporate Governance and Nominating Committee have determined that each member of the Compensation Committee is “independent” within the meaning of the rules of both the NYSE and the SEC.

The report of the Compensation Committee is included in this Proxy Statement under “Compensation Committee Report.”

Corporate Governance and Nominating Committee

Our Board of Directors has adopted a Corporate Governance and Nominating Committee charter, which is available on the Investor Relations section of our website at http://ir.verifone.com/ and is available in print to any stockholder who requests it, and which defines the Corporate Governance and Nominating Committee’s purposes to include:

•	Making recommendations to the Board from time to time as to changes that the Corporate Governance and Nominating Committee believes to be desirable to the size of the Board or any committee thereof;

•

Identifying and evaluating individuals believed to be qualified to become Board members, consistent with criteria approved by the Board, and selecting, or recommending to the Board, the nominees to stand for election as directors at the annual meeting of stockholders or, if applicable, at a special meeting of stockholders;

•	Developing and recommending to the Board standards to be applied in making determinations as to the absence of material relationships between VeriFone and a director;

•

Identifying Board members qualified to fill vacancies on any committee of the Board (including the Corporate Governance and Nominating Committee) and recommending that the Board appoint the identified member or members to the respective committee;

•	Establishing procedures for the Corporate Governance and Nominating Committee to exercise oversight of the evaluation of the Board and management;

•	Developing and recommending to the Board a set of corporate governance principles applicable to VeriFone and reviewing those principles at least once a year; and

•	Assisting management in the preparation of the disclosure in VeriFone’s annual proxy statement regarding the operations of the Corporate Governance and Nominating Committee.

The Corporate Governance and Nominating Committee has not established specific minimum education, experience, or skill requirements for potential members, but, in general, expects that qualified candidates will have high-level managerial experience in a complex and global organization, and will be able to represent the interests of the stockholders as a whole and not just certain special interest groups or constituencies. The Corporate Governance and Nominating Committee considers each candidate’s judgment, skill, diversity and professional experience with businesses and other organizations of comparable size in the context of the needs of the Board, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. At this stage of our development, relevant experiences include, among other things, large-company CEO experience, senior management experience in the payments industry, senior-level experience at multi-national companies with oversight over international operations and financial and accounting expertise. In addition, each candidate is expected to contribute positively to the existing chemistry and collaborative culture among Board members and must have the time and ability to make a constructive contribution to the Board. The Corporate Governance and Nominating Committee also values work ethic, leadership, problem-solving skills and diversity in selecting nominees to serve on the Board, and is committed to actively seeking out highly qualified individuals to contribute to the diversity of the pool from which Board nominees are chosen. Although the Corporate Governance and Nominating Committee does not have a formal policy on diversity, the Corporate Governance and Nominating Committee broadly construes diversity to mean a variety of opinions, perspectives, expertise, personal and professional experiences and backgrounds (including gender, race and ethnicity), as well as other differentiating characteristics. Our Board and each of the committees of the Board engage in an annual self-evaluation that includes an evaluation of diversity of the Board, and the Corporate Governance and Nominating Committee discusses the value of diversity during its annual review of Board composition.

The Corporate Governance and Nominating Committee has generally identified nominees based upon suggestions by directors, management, outside consultants, including third party search firms, and stockholders. Before considering any nominee, the Corporate Governance and Nominating Committee makes a preliminary determination as to the need for additional members of the Board. If a need is identified, members of the Corporate Governance and Nominating Committee discuss and evaluate possible candidates in detail and suggest individuals to explore in more depth. Once a candidate is identified for further consideration, members of the Corporate Governance and Nominating Committee, as well as other members of the Board as appropriate, interview the nominee. After completing this evaluation, the Corporate Governance and Nominating Committee makes a recommendation and refers the nominee to the full Board for consideration. The Corporate Governance and Nominating Committee will consider candidates recommended by stockholders in the same manner as other candidates. Stockholders may nominate candidates for director in accordance with the advance notice and other procedures contained in our Bylaws.

The Corporate Governance and Nominating Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Corporate Governance and Nominating Committee.

In fiscal year 2011, our Corporate Governance and Nominating Committee met four times, and met in executive session without management present at each such meeting.

Our Board of Directors and our Corporate Governance and Nominating Committee have determined that each member of the Corporate Governance and Nominating Committee is “independent” within the meaning of the rules of both the NYSE and the SEC.

The report of the Corporate Governance and Nominating Committee is included in this Proxy Statement under “Report of the Corporate Governance and Nominating Committee.”

Director Stock Ownership Guidelines

In March 2010, the Board adopted stock ownership guidelines for our directors. These guidelines require each non-employee director to own a minimum number of shares of our common stock equal to approximately three times the annual director retainer which was $45,000 for fiscal year 2011 and increased to $55,000 starting in March 2012. Under these guidelines, only vested restricted stock units and owned stock count toward the ownership level, and directors have a five year period over which to achieve the target ownership level. The Board also adopted stock ownership guidelines for our named executives as described under “Compensation Discussion and Analysis”—“Compensation Program.”

OUR BOARD OF DIRECTORS

Board Leadership Structure

Under our current Corporate Governance Guidelines, the Board is free to select its Chairman and our Chief Executive Officer in the manner it considers in the best interests of VeriFone at any given point in time. Since 2008 the positions of Chairman of the Board and Chief Executive Officer have been held by separate persons. The Board believes that this structure is appropriate for us because it allows our Chief Executive Officer to focus his time and energy on leading our key business and strategic initiatives while the Board focuses on oversight of management, overall enterprise risk management and corporate governance. The Board and its committees meet throughout the year on a set schedule, usually at least once a quarter, and also hold special meetings from time to time. The Board meets in executive sessions without any management directors or employees present at each regularly scheduled meeting. The Chairman of the Board presides over these sessions. Agendas and topics for Board and committee meetings are developed through discussions between management and members of the Board and its committees. Information and data that are important to the issues to be considered are distributed in advance of each meeting. Board meetings and background materials focus on key strategic, operational, financial, governance and compliance matters applicable to us, including the following:

•	Reviewing quarterly our business, operations and performance;

•	Reviewing progress of strategic initiatives and longer-term strategic and business plans;

•	Reviewing key product, market, industry and competitive issues;

•	Reviewing and approving material investments or acquisitions, strategic transactions and other significant transactions which are not in the ordinary course of business;

•	Overseeing our compliance with legal and regulatory requirements;

•	Overseeing our financial results;

•	Overseeing overall insurance structure and policies, including D&O insurance levels;

•	Overseeing our enterprise risk management strategy;

•

Evaluating the performance of the Board and reviewing and determining the qualifications of directors and mix of expertise and other attributes of directors, including the financial expertise of members of the Audit Committee;

•	Reviewing and determining the independence of our directors, the appointment of the Chairman of the Board and the selection of Board committee members;

•	Selecting and approving director nominees; and

•	Reviewing and approving director compensation, executive compensation and overall compensation plans.

Board’s Role in Risk Oversight

The Board executes its risk management responsibility directly and through its committees. As set forth in its charter and annual work plan, our Audit Committee has primary responsibility for overseeing the Company’s enterprise risk management process. The Audit Committee receives updates and discusses individual and overall risk areas during its meetings, including financial risk assessments, operations risk management policies and major financial risk exposures and management’s actions to monitor and control such exposures. Our Vice President of Internal Audit reviews with the Audit Committee our annual risk assessment results and at least once each quarter the results of internal audits, including the adequacy of internal controls over financial reporting, information systems controls and security. Throughout each fiscal year, the Audit Committee invites appropriate members of management to its meeting to provide enterprise-level reports relevant to the Audit Committee’s oversight role, including adequacy and effectiveness of management reporting and controls systems used to monitor adherence to policies and approved guidelines, information systems, treasury, insurance structure and coverage, tax structure and planning, worldwide disaster recovery planning and the overall effectiveness of our operations risk management policies. The Audit Committee is scheduled to meet at least twice a quarter, and generally covers one or more areas relevant to its risk oversight role at one of these meetings. At each meeting, the Audit Committee also reviews with Mr. Liu, who serves as our General Counsel and Chief Compliance Officer, any significant compliance matters, including matters raised through our alert line.

Our Compensation Committee oversees risks associated with our compensation policies and practices with respect to both executive compensation and compensation generally. In establishing and reviewing the Company’s executive compensation program, our Compensation Committee has concluded that the program does not encourage unnecessary or excessive risk taking. Our compensation program utilizes a mix of base salary and short-term and long-term incentive awards to align our executive compensation with our success, particularly with respect to financial performance and stockholder return. We fix the amount of our executives’ base salaries at the beginning of each fiscal year. A substantial portion of bonus amounts are tied to overall corporate performance and stockholder return, and total bonuses represent a relatively small percentage of an executive officer’s total compensation opportunities. Compensation provided to the executive officers also includes a substantial portion in the form of long-term equity awards that help further align executives’ interests with those of our stockholders. Similarly, the compensation programs for employees generally consist of base salary and a mix of performance-based bonus opportunities and long-term equity incentives designed to focus on creating long-term shareholder value and not encouraging the taking of short-term risks at the expense of long-term results. In general, bonus opportunities are capped and may be reduced at the Company’s discretion based on individual performance. Our Compensation Committee believes that these awards do not encourage unnecessary or excessive risk-taking because the ultimate value of the awards is tied to the Company’s stock price and because awards are staggered and subject to long-term vesting schedules to help ensure that executives have significant value tied to long-term stock price performance.

The Corporate Governance and Nominating Committee oversees risks related to our overall corporate governance, including compliance with laws and regulatory requirements such as the Foreign Corrupt Practices Act, the UK Anti-bribery Act and our insider trading policy.

Reports delivered by all of our committee chairmen on at least a quarterly basis keep the Board abreast of its committees’ risk oversight and other activities.

Certain biographical information regarding our directors, including their ages and dates that they were first elected to our Board, is set forth below. In each individual’s biography we have highlighted specific experience, qualifications, and skills that led the Board to conclude that each individual should continue to serve as a director of our Board. In addition to these specific attributes, all of our directors have public company leadership experience, significant expertise in one or more areas of importance to our business and have high-level managerial experience in relatively complex organizations or are accustomed to dealing with complex problems. We believe all of our directors are individuals of high character and integrity, are able to work well with others, and have sufficient time to devote to the affairs of our company.

Douglas G. Bergeron. Mr. Bergeron, age 51, has served as Chief Executive Officer and a director of VeriFone Systems, Inc. since its formation in July 2002 and of VeriFone, Inc. since July 2001. From December 2000 to June 2002, Mr. Bergeron was Group President of Gores Technology Group and, from April 1999 to October 2000 served as President and Chief Executive Officer of Geac Computer Corporation. From 1990 to 1999, Mr. Bergeron served in a variety of executive management positions at SunGard Data Systems Inc., including Group CEO of SunGard Brokerage Systems Group and President of SunGard Futures Systems. Mr. Bergeron holds a Bachelor of Arts degree (with Honors) in computer science from York University in Toronto, Canada, and a Masters of Science degree from the University of Southern California. He also serves as a member of the Listed Company Advisory Committee of the NYSE Euronext. Mr. Bergeron previously served on the board of directors of Merriman Holdings, Inc., a financial services holding company, and as Chairman of the board of directors of First Consulting Group, a provider of consulting and systems implementation services to health-related industries, prior to its acquisition by Computer Sciences Corporation in January 2008. Mr. Bergeron brings to our Board, among other skills and qualifications, significant knowledge of the payments industry and a unique understanding of our strategies and the complexities of our business as our Chief Executive Officer since 2001, when he led the divestiture of VeriFone from Hewlett Packard, and thereafter as he guided our Company through a period of substantial technological advancement and growth in the payments industry. Mr. Bergeron also brings extensive experience in executive management positions in the financial services industry.

Robert W. Alspaugh. Mr. Alspaugh, age 65, has served as a director since September 2008. From 2002 to 2006, Mr. Alspaugh served as Chief Executive Officer of KPMG International and from 1998 to 2002, Mr. Alspaugh served as Deputy Chairman and Chief Operating Officer of KPMG’s U.S. Practice. He joined KPMG in the Denver office in 1969 and was elected partner in 1978. In addition to more than ten years of service on the management committee and four years on the board of directors of KPMG, Mr. Alspaugh served on the board of KPMG International and was responsible for implementing the strategy of the global organization, which included member firms in 150 countries and more than 100,000 employees. Mr. Alspaugh holds a BBA degree (summa cum laude) in accounting from Baylor University. Mr. Alspaugh is currently a member of the boards of directors of Ball Corp., a supplier of metal and plastic packaging for beverages, food and household products, and of aerospace technologies and services to defense and civilian government agencies, Autoliv, Inc., a developer, manufacturer and supplier of safety systems to the automotive industry and DSG Technologies, Inc., a private company. Among other skills and qualifications, Mr. Alspaugh brings to our Board substantial global financial management and accounting expertise which is relevant to our business and has led the Board to determine that he is an “audit committee financial expert” as defined by the SEC. Additionally, Mr. Alspaugh’s extensive global management and leadership experience is relevant to his oversight role on our Audit Committee given the global nature of our operations and the related complexities. Mr. Alspaugh serves on our Audit Committee and our Corporate Governance and Nominating Committees and on the same board committees of Autoliv, where he also serves as chairman of the audit committee. In addition, Mr. Alspaugh serves as the chairman of the audit committee and a member of the finance committee of Ball Corp.

Leslie G. Denend. Dr. Denend, age 71, has served as a director since January 2005. Dr. Denend was President of Network Associates, Inc., from December 1997 until May 1998. Since 1998, Dr. Denend has served on the boards of numerous public and private companies. Dr. Denend also was President and CEO of Network General Corporation from February 1993 until December 1997 and Chairman, President and CEO of Vitalink

Communications Corporation from October 1990 until its acquisition by Network Systems Corp. in June 1991. Dr. Denend remained as a business unit president at Network Systems Corp. until December 1992. He was Executive Vice President at 3Com Corporation from January 1989 until October 1990. He was also a partner in McKinsey and Company from December 1984 until January 1989. Dr. Denend served as Executive Assistant to the Executive Director of the Council on International Economic Policy in the Executive Office of the President from August 1974 until August 1975, as a member of the National Security Council Staff from June 1977 until 1979, when he became the Special Assistant to the Assistant to the President for National Security Affairs, until January 1981. Dr. Denend also served as Deputy Director of the Cabinet Council on Economic Affairs from May 1982 until June 1983. Dr. Denend earned a Ph.D. and an M.B.A. from Stanford University and a B.S. from the U.S. Air Force Academy. He currently serves as a director and as chairman of the Compensation Committee of Exponent, Inc., an engineering and scientific consulting firm. Previously, from June 1995 through March 2011, Dr. Denend served on the board of directors and compensation committee (as chairman) of McAfee, Inc. (now wholly-owned by Intel Corporation). Dr. Denend brings to our Board, among other skills and qualifications, extensive board-level experience over his career and valuable insight on strategic development, operational and executive compensation matters. Dr. Denend’s substantial experience as CEO and in other senior executive positions at a number of high technology companies is particularly relevant to our Board and management team. Dr. Denend is the chair of the Compensation Committee of our Board and also serves on our Audit Committee.

Alex W. (Pete) Hart. Mr. Hart, age 71, has served as a director since July 2006. Mr. Hart is currently Chairman of the Board and a director of SVB Financial Corp. Mr. Hart has been an independent consultant to the financial services industry since November 1997. From August 1995 to November 1997, he served as Chief Executive Officer and from March 1994 to August 1995, as Executive Vice Chairman, of Advanta Corporation, a diversified financial services company. From 1988 to 1994, he was President and Chief Executive Officer of MasterCard International, the worldwide payment service provider. Mr. Hart holds a bachelor’s degree in social relations from Harvard University. He is currently also a member of the boards of directors of Global Payments, Inc., a payment services company (since 2001) and Mitek Systems, Inc., a mobile video technology company (since December 2010). Previously, Mr. Hart served on the board of directors and compensation committee of FICO, Inc., a predictive software company, and the board of directors, and compensation and audit committees of eHarmony.com. Among other skills and qualifications, Mr. Hart has been an active participant in the payments and financial services industry for more than 40 years including as senior executive, director and consultant, and further, Mr. Hart’s payments industry experience ranges from executive roles at banks, issuers, acquirers and card associations, all of which provide unique insight into our business operations and strategy. The wide spectrum of Mr. Hart’s business and professional experience within the payments industry strongly complements the attributes of our other directors. Mr. Hart is the chair of our Corporate Governance and Nominating Committee. He also serves on the governance committees of Global Payments and Mitek, on the compensation committees of Global Payments, SVB Financial and Mitek and as chair of the Director’s Loan Committee of SVB Financial.

Robert B. Henske. Mr. Henske, age 50, has served as a director since January 2005. Mr. Henske has served as a Managing Director of Hellman & Friedman LLC since July 2007. From May 2005 until July 2007, he served as Senior Vice President and General Manager of the Consumer Tax Group of Intuit Inc. He was Intuit’s Chief Financial Officer from January 2003 to September 2005. Prior to joining Intuit, he served as Senior Vice President and Chief Financial Officer of Synopsys, Inc., a supplier of electronic design automation software, from May 2000 until January 2003. From January 1997 to May 2000, Mr. Henske was a partner at Oak Hill Capital Management, a Robert M. Bass Group private equity investment firm. He holds a B.Sc. degree in Chemical Engineering from Rice University and an M.B.A. (with distinction) in Finance and Strategic Management from The Wharton School at the University of Pennsylvania. Mr. Henske currently serves on the board of directors of Associated Materials LLC. Additionally, Mr. Henske serves on the boards of directors of a number of private companies, including as chairman of the boards of directors of Datatel Inc. and SSP Holdings as well as a director of Goodman Global, Inc.. Mr. Henske was previously a member of the boards of directors of Activant Solutions, Inc. (as chairman), Iris Software Ltd., Williams Scotsman, Grove Worldwide, Reliant Building Products and American Savings Bank. In addition to other skills and qualifications, Mr. Henske brings to our Board significant finance and accounting experience through his former roles as Chief Financial Officer of large, global companies in the high technology industry. Mr. Henske’s leadership and management experiences, including his service as a director and committee member on the boards of a number of companies, provide valuable insight on dynamics and operation of the Board, particularly in its oversight role. Mr. Henske is chairman of our Audit Committee, is one of our Audit Committee financial experts and serves on our Compensation Committee. Mr. Henske is also on the audit and compensation committees of Goodman Global, Inc., Associated Materials LLC and Datatel, Inc.

Richard A. McGinn. Mr. McGinn, age 65, has served as a director since December 2008. Mr. McGinn is a Senior Advisor at RRE Ventures, an investment advisory and venture capital firm, and a general partner with MR Investment Partners, an investment advisory private equity firm. Mr. McGinn joined RRE Ventures as a Senior Advisor in August 2001. From October 1997 to October 2000, he served as the Chief Executive Officer at Lucent Technologies Inc., a telecommunications equipment provider which he joined in February 1996; and at which he was President and Chief Operating Officer from February 1996 to October 1997. Prior to Lucent, Mr. McGinn served in various executive level positions at AT&T, a telecommunications service provider, including as Chief Executive Officer of AT&T Network Systems. Mr. McGinn holds a B.A. from Grinnell College. Mr. McGinn is currently a member of the board of directors of American Express Co., a financial services company. Previously, from January 2003 to November 2011, Mr. McGinn served on the board of directors of Viasystems Group, Inc., a provider of complex multi-layer printed circuit boards and electro-mechanical solutions. Mr. McGinn brings to our Board, among other skills and qualifications, core business skills and insight into operations and management of large, global companies drawn from his senior executive roles at multi-national companies, including as Chief Executive Officer. Our Board values Mr. McGinn’s expertise in the communications, networking and technology industries. Mr. McGinn is a member of our Corporate Governance and Nominating Committee. He also serves on the compensation and nominating committees of American Express.

Eitan Raff. Mr. Raff, age 70, has served as a director since October 2007. Mr. Raff currently serves as a financial consultant to Wolfson Clore Mayer Ltd. and as a senior advisor to Morgan Stanley. Mr. Raff is also chairman of the public board of Youth Leading Change, a non-profit association, and previously served as the Accountant General (Treasurer) in the Israeli Ministry of Finance. Mr. Raff holds a B.A. and M.B.A. from the Hebrew University of Jerusalem. Mr. Raff currently serves on the boards of directors of Israel Corp. Ltd. and a number of privately-held corporations. Mr. Raff previously served as chairman of the board of directors of Bank Leumi le Israel B.M., Bank Leumi USA and Bank Leumi UK plc from 1995 until 2010. Mr. Raff brings to the Board, among other skills and qualifications, extensive and in-depth experience within the financial services industry, as well as global and cultural aspects of operations and business management relevant to our strategic development. Additionally, Mr. Raff provides unique perspectives on corporate governance and administration based on his long tenure with Bank Leumi. Mr. Raff is a member of our Corporate Governance and Nominating Committee. He currently serves on the investment and capital structure committee of Israel Corp. While serving on the Bank Leumi le Israel B.M. board, Mr. Raff served on a number of committees of the board of directors, including the committees on credit, finance, administration, conflicts of interest and risk management.

Jeffrey E. Stiefler. Mr. Stiefler, age 65, has served as a director since September 2008. Mr. Stiefler has been a senior leader and director of a number of companies, primarily in financial and business services. He is currently Venture Partner of Emergence Capital Partners. Mr. Stiefler joined Digital Insight as the company’s Chairman, President, and CEO in August 2003, prior to the company’s acquisition by Intuit in February 2007. From 1995 to 2003, Mr. Stiefler was an advisor to two private equity firms, McCown DeLeeuw and Co. and North Castle Partners. From 1993 to 1995, he was President and Director of American Express Company. He received his B.A. from Williams College and M.B.A. from the Harvard Business School. Mr. Stiefler is a director of LPL Investment Holdings Inc., a provider of technology and infrastructure services to independent financial advisors and to financial institutions, and Taleo Corporation, a provider of talent management solutions. Mr. Stiefler also serves on the boards of a number of privately-held corporations, including Vantiv (formerly, Fifth Third Processing Solutions, LLC), a provider of merchant acquisition and debit card processing services, LogicSource, a provider of outsourced print management services, and Touch Commerce Corporation, a provider of online interaction optimization solutions. Previously, Mr. Stiefler has served as President and Chief Executive Officer of IDS (a subsidiary of American Express Company), Senior Vice President for Citicorp’s Person-to-Person business unit, Vice-Chairman of Walker Digital Corp., and director of a number of companies, including National Computer Systems, TeleSpectrum, Outsourcing Solutions, CRC Health, and Education Lending Group. He has been a guest lecturer at a number of leading business schools including Harvard and Wharton. Mr. Stiefler brings to the Board, among other skills and qualifications, expertise in business operations and infrastructure based on nearly two decades in senior executive positions in the financial and business services industry. The Board values the diversity of Mr. Stiefler’s business experience, which ranges from venture-stage companies to mid-sized technology companies to large multinational companies, as well as his experiences as a lecturer in an educational setting. Mr. Stiefler serves on our Audit Committee and on our Compensation Committee. He also serves on the audit committees of LPL Investment Holdings, as chairman of the board and on the audit committee of Vantiv, as lead director, chairman of the transaction committee and on the governance committee of Taleo Corporation, and as chairman of the boards and member of the compensation committees of LogicSource and Touch Commerce.

There are no family relationships among any directors, nominees or executive officers of VeriFone.

Committee Membership

The table below summarizes membership information for each of the Board committees:

Director	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Robert W. Alspaugh	✓	—	✓
Douglas G. Bergeron	—	—	—
Leslie G. Denend	✓	✓ (Chairman)	—
Alex W. (Pete) Hart	—	—	✓ (Chairman)
Robert B. Henske	✓ (Chairman)	✓	—
Richard A. McGinn	—	—	✓
Eitan Raff	—	—	✓
Charles R. Rinehart(1)	✓	—	—
Jeffrey E. Stiefler	✓	✓	—

✓= Member

(1)	Mr. Rinehart is not standing for re-election at this Annual Meeting and, accordingly, will cease to be the Chairman of our Board of Directors and a member of our Board and Audit Committee effective following our Annual Meeting on June 27, 2012. The Board intends to appoint Mr. McGinn as Chairman of the Board with effect following the Annual Meeting.

Audit Committee Financial Expert

Our Board has determined that each of Robert W. Alspaugh and Robert B. Henske is qualified as an Audit Committee financial expert within the meaning of SEC regulations. In making this determination, the Board considered the following qualifications: (a) understanding of generally accepted accounting principles (“GAAP”) and financial statements; (b) ability to assess the general application of GAAP to accounting for estimates, accruals, and reserves; (c) experience preparing, auditing, analyzing, or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be raised by our financial statements, or experience actively supervising persons engaged in these activities; (d) understanding of internal control over financial reporting; and (e) understanding of Audit Committee functions.

Director Compensation

In 2010, the Board and the Corporate Governance and Nominating Committee conducted a review of director compensation, which included an evaluation of peer group pay practices and recommendations by a third party compensation consultant engaged by the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee sought to align director compensation with best practices of peer group companies, including implementation of director stock ownership guidelines. Following such review, and upon recommendation of the Corporate Governance and Nominating Committee, the Board implemented a revised director compensation plan for directors who are not our employees with effect from March 17, 2010. For 2011, the Board retained the same fee levels as adopted by the Board on March 17, 2010. The Corporate Governance and Nominating Committee regularly reviews director compensation against peer group data and pay practices.

Each non-employee director was entitled to receive an annual cash retainer and a meeting attendance fee for service on the Board and Board committees during fiscal year 2011 as follows:

Annual director retainer	$45,000
Chairman of the Board retainer(1)	$45,000
Annual committee chair retainers:
Audit Committee	$20,000
Compensation Committee	$10,000
Corporate Governance and Nominating Committee	$10,000
Board and committee meeting in-person attendance fee	$1,500
Board and committee meeting telephonic attendance fee	$1,500

(1)	The Chairman of the Board retainer is incremental to the annual director retainer.

All annual fees are paid in quarterly installments. In addition, under the revised director compensation plan effective March 17, 2010, each incumbent director is entitled to receive an annual equity award consisting of options to purchase shares of our common stock with a target value of $65,000 and restricted stock units with a target value of $65,000. Upon a director’s initial appointment to the Board, such director will receive an award of restricted stock units with a target value of $200,000. The grant date of director equity awards will be the first trading day in the month following our annual meeting and the exercise price of the stock option grants will be the closing price of our common stock on the grant date. The number of options is determined based on the Black-Scholes fair value as of the date of grant and the number of restricted stock units is determined based on the 60 day average share price as of the date of grant, in each case rounded to the nearest 500 options or units. The annual equity awards vest in full on the first anniversary of the grant date. A new director’s initial restricted stock unit award vests in annual twenty-five percent increments over a four year period beginning on the first anniversary of the award date. Stock options will have a term of seven years.

The following table sets forth a summary of the compensation earned by our non-employee directors for services in fiscal year 2011:

Name	Cash Fees	Stock Awards (1), (2)	Option Awards (1), (3)	All Other Compensation	Total
Robert W. Alspaugh	$70,500	$93,319	$66,150	$—	$229,969
Dr. Leslie G. Denend	$79,000	$93,319	$66,150	$—	$238,469
Alex W. (Pete) Hart	$68,500	$93,319	$66,150	$—	$227,969
Robert B. Henske	$90,500	$93,319	$66,150	$—	$249,969
Richard A. McGinn	$58,500	$93,319	$66,150	$—	$217,969
Eitan Raff	$58,500	$93,319	$66,150	$—	$217,969
Charles R. Rinehart	$108,000	$93,319	$66,150	$—	$267,469
Jeffrey Stiefler	$66,000	$93,319	$66,150	$—	$225,469

(1)	During fiscal year 2011, each non-employee member of the Board was granted 1,500 restricted stock units and 4,000 stock options. Amounts shown in this column reflect the aggregate fair value of each award as of the grant date of such award computed in accordance with FASB ASC Topic 718 and do not reflect whether the recipient has actually realized a financial benefit from the awards. The fair value of option awards was estimated using the Black-Scholes option pricing model in accordance with FASB ASC Topic 718. Pursuant to SEC rules, amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For information on the valuation assumptions used for the calculation of these amounts, refer to “Stockholders’ Equity” of the notes to consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended October 31, 2011.

(2)	As of October 31, 2011, the aggregate number of restricted stock units held by each of our non-employee directors is as follows: Mr. Alspaugh, 5,000; Dr. Denend, 5,000; Mr. Hart, 1,500; Mr. Henske, 5,000; Mr. McGinn, 5,000; Mr. Raff, 1,500; Mr. Rinehart, 5,000; and Mr. Stiefler, 5,000.

(3)	As of October 31, 2011, the aggregate outstanding number of options held by each of our non-employee directors is as follows: Mr. Alspaugh, 36,375 shares; Dr. Denend, 51,500 shares; Mr. Hart, 62,876 shares; Mr. Henske, 51,000 shares; Mr. McGinn, 35,500 shares; Mr. Raff, 44,313 shares; Mr. Rinehart, 72,500 shares; and Mr. Stiefler, 61,500 shares.

In March 2012, the Board and the Corporate Governance and Nominating Committee conducted a periodic review of director compensation, which included an evaluation of peer group pay practices and recommendations by a third party compensation consultant. Following that review, and upon recommendation of the Corporate Governance and Nominating Committee, the Board approved the following changes for the compensation for our directors who are not our employees with effect from March 21, 2012: (1) an increase in the annual retainer from $45,000 to $55,000 for directors who are not our employees; (2) an increase in the target value of equity awards such that each incumbent director will be entitled to receive an annual equity award consisting of options to purchase shares of our common stock with a target value of $75,000 and restricted stock units with a target value of $75,000; and (3) removal of the separate equity award upon a director’s initial appointment to the Board. In addition, the annual retainer for the Chairman of the Board shall be increased from $45,000 to $100,000 to be effective following the 2012 Annual Meeting of Stockholders.

OUR EXECUTIVE OFFICERS

The current executive officers of VeriFone and their ages are as follows:

Name	Age	Position
Douglas Bergeron	51	Chief Executive Officer
Robert Dykes	62	Executive Vice President and Chief Financial Officer
Jeff Dumbrell	42	Executive Vice President, Europe, Middle East, Africa and Asia
Albert Liu	39	Executive Vice President, Corporate Development & General Counsel
Elmore Waller	63	Vice Chairman
Eliezer Yanay	51	Executive Vice President, Operations

Biographical information for Mr. Bergeron is set forth above.

Robert Dykes. Mr. Dykes serves as Executive Vice President and Chief Financial Officer. Mr. Dykes joined VeriFone as Senior Vice President on September 2, 2008 and was named Chief Financial Officer on September 9, 2008. Mr. Dykes was named Executive Vice President in August 2011. Prior to joining VeriFone, Mr. Dykes was Chairman and Chief Executive Officer of NebuAd Inc., a provider of targeted online advertising networks. Before joining NebuAd, from January 2005 to March 2007, Mr. Dykes was Executive Vice President, Business Operations and Chief Financial Officer of Juniper Networks, Inc., a provider of network infrastructure to global service providers, enterprises, governments and research and educational institutions. From February 1997 to December 2004, Mr. Dykes was Chief Financial Officer and President, Systems Group, of Flextronics International Ltd., a provider of design and electronics manufacturing services to original equipment manufacturers. From October 1988 to February 1997, Mr. Dykes was Executive Vice President, Worldwide Operations and Chief Financial Officer of Symantec Corporation, a provider of software and services that address risks to information security, availability, compliance and information technology systems performance. Mr. Dykes also held Chief Financial Officer roles at industrial robots manufacturer Adept Technology and at disc drive controller manufacturer Xebec. He also held senior financial management positions at Ford Motor Company. Mr. Dykes holds a Bachelor of Commerce in Administration degree from Victoria University, Wellington, New Zealand.

Jeff Dumbrell. Mr. Dumbrell joined VeriFone in July 2002 where he served in various senior-level management roles within the company, most recently as Executive Vice President, Europe, Middle East, Africa and Asia and is responsible for managing VeriFone’s growth initiatives in these regions. From December 2000 to July 2002, Mr. Dumbrell was Executive Director of Sales for B3 Corporation and he was National Sales Manager for BankServ from October 1999 to December 2000. Previously, Mr. Dumbrell was Western Regional Manager for The Quaker Oats Company where he had sales responsibility for managing Tier 1 retail customers. Mr. Dumbrell holds a M.B.A. from The University of San Francisco and a Bachelor of Science in Marketing from Clemson University.

Albert Liu. Mr. Liu serves as Executive Vice President, Corporate Development and General Counsel. Mr. Liu joined VeriFone in October 2008, as Senior Vice President, General Counsel and Corporate Secretary and was named Executive Vice President, Corporate Development in August 2011. In his capacity Mr. Liu also served as Chief Compliance Officer. Prior to joining VeriFone, he was Vice President, Legal and Corporate Development, and Company Secretary for NETGEAR, Inc., a provider of networking solutions, since October 2004. Mr. Liu also previously served as General Counsel, Director of Human Resources and Secretary of Turnstone Systems, Inc., a supplier of digital subscriber line testing equipment and General Counsel and Secretary for Yipes Enterprise Services, a provider of Ethernet connectivity services. Mr. Liu began practicing law with the firm of Sullivan & Cromwell in New York, advising clients on all aspects of corporate and securities law, leading public and private securities offerings, and negotiating and finalizing venture capital investments and contracts. Before entering the legal field, he was a software engineer at Tandem Computers. Mr. Liu is currently a member of the board of directors of Trunkbow International Holdings, Inc., a provider of technology platforms that enable mobile value-added services. He holds dual degrees in Computer Science and Political Science from Stanford University and a J.D (magna cum laude) from the University of California, Hastings College of the Law. He is a member of the State Bar of California.

Elmore Waller. Mr. Waller serves as Vice Chairman of VeriFone and is responsible for VeriFone’s global activities in the taxi solutions and payment-enabled digital media markets. Mr. Waller served as Executive Vice President, Integrated Solutions from December 2004 to August 2011 and, since joining VeriFone in 1986, has served in a number of leadership positions including Senior Vice President and General Manager of the Worldwide Petro Division. Prior to working at VeriFone, Mr. Waller worked for 11 years at General Electric Company, serving in several financial management positions. Mr. Waller holds an M.B.A. from Syracuse University.

Eliezer Yanay. Mr. Yanay has served as Executive Vice President, Operations since August 2011 and is responsible for global R&D initiatives, supply chain and product management for the entire product life cycle, from conception to delivery to support. Previously, Mr. Yanay served as President of VeriFone Israel and Executive Vice President, Continental Europe, South East Europe and Asia from March 2009 to August 2011 and as President of VeriFone Israel and Managing Director of Middle East from November 2006 to March 2009. Mr. Yanay joined VeriFone following its acquisition of Lipman Electronic Engineering in November 2006. Mr. Yanay had served at Lipman as Executive Vice President of Sales and Marketing since September 2001 where his responsibilities included management of worldwide sales and marketing activities, management of the corporate sales and marketing department and oversight of Lipman’s non-U.S. subsidiaries. Before joining Lipman, Mr. Yanay held various senior-level positions at Shira Computers Ltd. (a subsidiary of VYYO Inc.) and Scitex Corporation, Ltd. Mr. Yanay holds a Bachelor of Arts in Psychology from Tel Aviv University.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis (“CD&A”) describes the principles, policies, and practices that formed the foundation of our compensation program in fiscal year 2011 and explains how they applied to our named executives for fiscal year 2011: our Chief Executive Officer, Douglas G. Bergeron; our Executive Vice President and Chief Financial Officer, Robert Dykes; our Executive Vice President managing Europe, Middle East, Africa and Asia, Jeff Dumbrell; our Executive Vice President, Corporate Development and General Counsel, Albert Liu; and our Executive Vice President of Operations, Eliezer Yanay. Mr. Yanay served as President of VeriFone Israel and Executive Vice President, Continental Europe, South East Europe and Asia from March 2009 to August 2011 prior to becoming our Executive Vice President, Operations. Messrs. Dykes and Liu were promoted from Senior Vice President to Executive Vice President in August 2011. We refer to these executive officers as our “named executives.”

Compensation Program

Objectives

We believe that highly talented, dedicated, and results-oriented management is critical to our growth and long-term success. Our compensation program, which is subject to the oversight of our Board of Directors and its Compensation Committee, is designed to:

•	Attract, motivate, and retain management talent of high quality in a competitive market;

•

Align our management’s interests with long-term stockholder value by providing for a significant portion of management’s compensation in the form of stock options, restricted stock units, and other stock-based awards (with either time-based vesting schedules or performance-based vesting schedules) the value of which depends upon the performance of our common stock;

•

Tie each named executive’s compensation to our success during the most recent fiscal year, measured in large part by our financial and operational performance and any variations in stockholder value during that period;

•

Tie a portion of each named executive’s compensation to that executive’s individual performance in supporting our goals for the fiscal year as outlined by the Board, in order to encourage and reflect individual contributions to our overall performance by rewarding individual achievement;

•

Ensure that each named executive’s compensation is at appropriate and competitive levels relative to each other and to senior executives at companies that we have identified as peer group companies, including certain of our competitors; and

•

Permit, to the extent deemed appropriate by our Compensation Committee, the bonuses paid to our named executives to be tax deductible to us as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code.

Implementing Our Objectives

The Compensation Committee determines the compensation for each of the named executive officers. The Compensation Committee evaluates base salaries and short-term and long-term incentive awards as tools to provide the appropriate incentives to meet our compensation objectives both individually and in the aggregate for our named executives. We believe the most important indicator of whether our compensation objectives are being met is whether we have motivated our named executives to deliver superior performance, particularly with respect to financial performance and stockholder return, and incentivized executives performing in line with our expectations to continue their careers with us.

We establish the financial performance targets for our named executives at the beginning of each fiscal year based on our operating plan for the whole company. The financial forecasts that form our operating plan reflect our company-wide growth targets and align with our strategic objectives. In order to incentivize our named executives, the financial performance targets used for purposes of executive compensation are generally set at the operating plan targets for performance at the higher end of the range of our planned growth. Our operating plan reflects what our management and Board believes we could achieve if we execute well on our operational strategies and goals.

Elements of Executive Compensation

Each compensation component is structured to recognize individual performance and the components are intended to incentivize both short and long-term performance. Our compensation program consists of the following short-term and long-term components:

Short-term components

•	Base salary

•	Variable annual and quarterly or semi-annual performance-based cash bonus awards

•	Variable annual performance-based equity awards, such as restricted stock units or stock options

•	Additional discretionary or one-time cash bonus awards for exceptional individual performance

•	Benefits and perquisites

Long-term component

•	Periodic grants of long-term equity-based awards, including restricted stock units and stock options

The foregoing elements combine to promote the compensation objectives that we have outlined above. The Compensation Committee believes that a mix of both short-term cash and equity incentives and long-term equity incentives are appropriate to implement our overall compensation program. The Compensation Committee sets base salaries and benefits and perquisites at levels that are designed to provide a competitive level of compensation in order to achieve our objective of attracting, motivating and retaining management talent of high quality in a competitive environment. The Compensation Committee structures performance-based cash bonus awards and short-term equity awards to provide our named executives with compensation that rewards the achievement of our quarterly and annual goals, as applicable, and other near term stockholder value-creation strategies. The Compensation Committee uses long-term equity incentive awards to motivate named executives to achieve superior performance over a longer period of time and to tie the majority of each named executive’s compensation to long-term stockholder value creation. In determining the amount of compensation awarded to a particular named executive, the Compensation Committee considers the following factors:

•	Whether the short and long-term components of the compensation package, in absolute as well as relative terms, assure that appropriate recognition, incentives and retention value are maintained;

•	Our share price performance during the fiscal year;

•

Our performance during the fiscal year as measured against projections of our performance prepared by management for the fiscal year and approved by the Board, including projections in respect of revenue, as adjusted and net income, as adjusted, per share;

•

Information prepared by the Compensation Committee’s outside independent executive compensation consultant, Compensia, as described under “Competitive Data” and “Role of Compensation Consultants” below, including information with respect to the compensation plan arrangements of technology companies with revenues comparable to ours and selected peer companies; and

•

Evaluations prepared by our Chief Executive Officer with respect to the individual performance of each of our other named executives consistent with our compensation objectives. In making recommendations with respect to named executive officers other than himself, our Chief Executive Officer evaluates the performance of the executives against the performance goals set for each executive and considers the executive’s responsibilities and compensation in relation to other officers. Our Chief Executive Officer does not make recommendations about his own compensation.

Based on the foregoing factors as well as the objectives described above, the Compensation Committee considers the total compensation that may be awarded to the named executive including the allocation among base salary, performance based bonuses, equity incentives and benefits and perquisites. The Compensation Committee also takes into account the prior year’s annual cash compensation of each named executive as well as how total compensation compares as between individual named executives. For our Chief Executive Officer, the Compensation Committee also considers his equity holdings, including equity awards previously granted to him and the vesting schedules of such awards. Except as described above, the Compensation Committee does not take into account amounts realized from prior compensation or payable upon termination or change of control in determining total compensation. The Compensation Committee’s goal in awarding compensation is to award compensation that is reasonable in relation to the objectives of our compensation program when all elements of potential compensation are considered.

Mix of Compensation Elements

As discussed above, we weigh compensation for the named executives primarily toward short-term performance-based compensation and long-term equity compensation. In addition, for fiscal year 2011 our Compensation Committee awarded each named executive a performance-based equity award with vesting at the end of one year contingent upon our achievement of specified financial and business growth targets for fiscal year 2011. See “Grants of Plan-Based Awards” below for information about fiscal year 2011 equity awards to our named executives. However, we do not have any pre-established targets relating to the mix between base salary, short-term performance-based compensation and long-term equity compensation. The Compensation Committee makes a determination as to the particular mix of a named executive’s total compensation for a particular year based on its review of the factors described above relating to how base salaries, short-term performance-based compensation and long-term equity compensation are set in each year.

Executive Stock Ownership Guidelines

In March 2010, the Board adopted stock ownership guidelines that apply to our Chief Executive Officer and each executive officer who is a direct report to our Chief Executive Officer. The guidelines require our Chief Executive Officer to own a minimum number of shares of our common stock valued at approximately three times his annual base salary, and for each executive who is a direct report to the Chief Executive Officer to own a minimum number of shares of our common stock valued at approximately such executive’s annual base salary.

Under these guidelines, only vested restricted stock units and owned stock count toward the ownership level. An executive has a five year period over which to achieve the target ownership level. Ownership and progress toward guidelines is reviewed annually by the Compensation Committee.

Tax Considerations

Section 162(m) of the U.S. Internal Revenue Code places a limit on the tax deduction for compensation in excess of $1 million paid to certain “covered employees” of a publicly held corporation (generally, the corporation’s principal executive officer and its next three most highly compensated executive officers (other than the corporation’s chief financial officer) in the year that the compensation is paid). This limitation applies only to compensation which is not considered performance-based under the Section 162(m) rules. The Compensation Committee believes that it is in our best interests and the best interests of our stockholders to comply with the limitations of Section 162(m) of the Code to the extent practicable and consistent with retaining, attracting, and motivating our named executives. No named executive received annual compensation in fiscal year 2011 that exceeded the $1 million limit for purposes of Section 162(m). Our Bonus Plan provides for performance based awards within the meaning of Section 162(m) and the Compensation Committee generally intends to grant awards under the Bonus Plan that are performance based within the meaning of Section 162(m).

Role of CEO in Determining Executive Compensation for Named Executives

As noted above, in connection with the determination of compensation for our named executives, Mr. Bergeron provides recommendations to the Compensation Committee; however, Mr. Bergeron does not make a recommendation as to his own compensation. While the Compensation Committee uses this information and values Mr. Bergeron’s recommendations, the Compensation Committee ultimately approves the compensation program for named executives. Mr. Bergeron was not present at any Compensation Committee discussions regarding his own compensation.

Speculative Transactions

In accordance with our insider trading policy, we do not permit any employee, including the named executives, to enter into any derivative or hedging transaction on our stock (including short-sales, market options, equity swaps or other equity derivatives or hedging transactions).

Employment-Related Agreements with Named Executives

We may enter into employment and severance agreements with one or more of our named executives if we determine that such an agreement is necessary to obtain a measure of assurance as to the executive’s continued employment in light of prevailing market competition for the particular position held by the named executive and the importance of the particular position, or if the Compensation Committee determines that an employment agreement is necessary and appropriate to attract, motivate, and retain executive talent in light of market conditions, the prior experience of the executive, or our practices with respect to other similarly situated employees. Based on an evaluation of these factors, we entered into an amended and restated employment agreement with our Chief Executive Officer, Mr. Bergeron, during the fiscal year ended October 31, 2009, which continues Mr. Bergeron’s employment with VeriFone through October 31, 2012. The terms of this employment agreement are described below under “Employment Agreement with our Chief Executive Officer.” In 2008, we entered into a severance agreement with Mr. Dykes, our Chief Financial Officer, to provide for certain severance benefits in the event of a qualifying termination following a change in control of the Company. The terms of this severance agreement are described below under “Severance Agreement with our Chief Financial Officer.”

Employment Agreement with our Chief Executive Officer

In the first half of fiscal year 2009, our Compensation Committee undertook a review of the compensation program for Mr. Bergeron, our Chief Executive Officer, in light of the then-pending expiration of his January 2007 amended and restated employment agreement (the “2007 Employment Agreement”) on October 31, 2009. The Compensation Committee was mindful of Mr. Bergeron’s role in VeriFone’s performance since July 2001 and VeriFone’s continuing success. In conducting its review, the Compensation Committee also considered Mr. Bergeron’s compensation history with VeriFone, equity holdings and the vesting schedule of his equity awards to assess the extent to which those holdings and the remaining unvested awards helped to serve the Compensation Committee’s goal of retaining and motivating Mr. Bergeron. In addition, the Compensation Committee also conducted an evaluation of compensation levels, mix of compensation components and compensation structure for chief executive officers of peer group companies based on data provided by Compensia, the Compensation Committee’s independent executive compensation consultant, and took into consideration the stock performance of VeriFone relative to the stock performance of peer group companies during the preceding 12 months.

Our Compensation Committee determined that renewal of Mr. Bergeron’s 2007 Employment Agreement was appropriate but also sought to establish a program that provided for both near term and long term incentives for Mr. Bergeron to promote increased value for our stockholders, including through share price appreciation, consistent with the aim of the 2007 Employment Agreement. To achieve these objectives, the Compensation Committee determined that it would be appropriate to combine time-based stock options, which would incentivize consistent performance over the vesting term, and performance-based equity awards based on achieving substantial improvement in financial and operating performance as measured by a non-GAAP net income per share financial target, which would reward near term performance.

Based on the Compensation Committee’s review, on April 8, 2009, we entered into an amended and restated employment agreement with Mr. Bergeron (the “2009 Employment Agreement”) which superseded the remaining employment term of Mr. Bergeron and related compensation benefits under the 2007 Employment Agreement. The 2009 Employment Agreement provides for an annual base salary for fiscal year 2009, subject to annual increases in subsequent fiscal years at the discretion of the Board upon recommendation of the Compensation Committee, and for potential annual cash bonuses. Annual bonus eligibility and any related bonus target will be determined for each year by the Compensation Committee in its discretion. Annual bonuses may be between 0% and 200% of the target bonus amount, based on Mr. Bergeron’s performance and the achievement of performance criteria to be established by our Compensation Committee. Further, to the extent that the Compensation Committee establishes an annual cash bonus target that is conditioned upon VeriFone’s financial performance meeting specified targets, the Compensation Committee may, in its discretion, include a provision requiring that any bonus actually paid to Mr. Bergeron be reimbursed to VeriFone in the event or to the extent that, during a time period established by the Compensation Committee at the time such incentives are established, VeriFone announces a restatement of its financial results, a result of which is that the relevant performance threshold would no longer be met.

Under the 2009 Employment Agreement, Mr. Bergeron’s fiscal 2009 annual base salary was $700,000, the same as his annual base salary for each of fiscal year 2008 and 2007, with no target bonus for fiscal year 2009. For fiscal year 2011, the Compensation Committee recommended and the Board approved an annual base salary of $800,000 for Mr. Bergeron, and an annual bonus target of $1.0 million, which was the same as Mr. Bergeron’s annual base salary for fiscal year 2010. See “Determination of Compensation” and “Fiscal Year 2011 Bonus Determinations” in this CD&A for information regarding Mr. Bergeron’s compensation for fiscal year 2011.

Under the 2009 Employment Agreement, Mr. Bergeron is entitled to an initial stock option award and an annual equity award, in each case the amount, terms and condition to be determined by the Board upon recommendation by the Compensation Committee. In connection with the execution of the 2009 Employment Agreement, for fiscal 2009 Mr. Bergeron received a grant of 150,000 time-based stock options that vest over a four year period and cliff vest as to 25% on the first anniversary of the vesting commencement date, and a grant of 150,000 performance-based stock options that may be earned based upon our achieving a non-GAAP net income per share financial target for fiscal 2009 as set by our Board of Directors. The target for this grant was achieved and the shares subject to these earned options vested and became exercisable on October 31, 2010. For fiscal year 2010, Mr. Bergeron received a time-based long-term equity award of 128,571 restricted stock units and a performance-based equity award of 128,571 restricted stock units. For fiscal year 2011 Mr. Bergeron received a time-based long-term equity award of 171,429 restricted stock units and a performance-based equity award of 114,285 restricted stock units. These equity award grants to Mr. Bergeron are discussed under “Grants of Plan-Based Awards” and “Long-Term Equity Incentive Compensation” below.

Effective April 30, 2012, the term of the 2009 Employment Agreement automatically extended for an additional 12 months under its terms and ends on October 31, 2013, subject to automatic renewal for additional one-year periods six months prior to the termination date. If Mr. Bergeron’s employment is terminated without cause or if Mr. Bergeron terminates his employment for good reason, then Mr. Bergeron may be entitled to severance equal to one year’s current base salary and bonus paid for the immediately previous fiscal year provided that any severance payments are conditioned on Mr. Bergeron’s compliance with the noncompetition and nonsolicitation provisions of the 2009 Employment Agreement. We have the option to extend the noncompetition and nonsolicitation period for an additional year, by paying Mr. Bergeron an additional year’s severance. In the event of a termination of Mr. Bergeron’s employment without cause or if Mr. Bergeron terminates his employment for good reason, Mr. Bergeron will be entitled to receive continuation of medical benefits for two years following the termination date on terms substantially the same as in effect immediately preceding the termination. Certain of our equity awards to Mr. Bergeron also include provisions for acceleration upon a qualifying termination in connection with a change of control. A qualifying termination occurs if Mr. Bergeron’s employment is terminated other than for cause or if he resigns for good reason in the period beginning 90 days prior to a change in control and ending 12 months after a change in control. A change in control means any of the following events, subject to specified exceptions:

•	any person or group of persons becomes the beneficial owner of 40% or more of our outstanding voting securities;

•	the consummation of a merger or similar transaction that requires the approval of our stockholders (either for the transaction itself or for the issuance of securities);

•	the sale of all or substantially all of our assets; and

•	our liquidation or dissolution.

See “Potential Payments Upon Termination or Change of Control.”

Severance Agreement with our Chief Financial Officer

Mr. Dykes became our Chief Financial Officer on September 9, 2008. We entered into a severance agreement with Mr. Dykes effective September 2, 2008. Similar to Mr. Bergeron’s employment agreement, Mr. Dykes’ severance agreement requires us to provide specified payments and benefits to Mr. Dykes if we undergo a change in control that results in a qualifying termination.

If there is a qualifying termination, we must pay Mr. Dykes, within 10 days following the date of termination, a sum equal to the total of (i) Mr. Dykes’ base salary through the date of termination and any bonuses that have become payable and have not been paid or deferred, (ii) any accrued vacation pay and compensation previously deferred, other than pursuant to a tax-qualified plan and (iii) Mr. Dykes’ annual base salary during the six-month period immediately prior to the date of termination. In connection with a qualifying termination, we must also provide Mr. Dykes with continuing health insurance and related benefits for six months following the date of termination.

In the event of a change in control, the severance agreement also provides for the full vesting of any stock options, restricted stock and other stock-based rights held by Mr. Dykes pursuant to our 2006 Equity Incentive Plan. The agreement provides for modification to these payments and other benefits to mitigate the tax effects on Mr. Dykes of a specified federal excise tax.

Under the severance agreement, Mr. Dykes has agreed that in the event of a tender or exchange offer, proxy contest or the execution of an agreement whose consummation would constitute a change in control, he will not voluntarily leave his employment with us (other than as a result of disability, mandatory retirement or for good reason) until the change in control occurs or is terminated. The severance agreement continues in effect until we give 12 months’ written notice of cancellation, but the agreement ends immediately if Mr. Dykes’ employment is terminated more than 90 days before a change in control. In addition, notwithstanding our delivery of a notice of cancellation, the agreement would continue in effect for twelve months following a change of control if a change of control takes place during the term of the agreement.

Indemnification Agreements

As permitted by the Delaware General Corporation Law, we have adopted provisions in our amended and restated certificate of incorporation that authorize and require us to indemnify our officers and directors to the full extent permitted under Delaware law, subject to limited exceptions. We have also entered, and intend to continue to enter, into separate indemnification agreements with each of our directors and executive officers which may be broader than the specific indemnification provisions contained in Delaware law.

Determination of Compensation

Role of Compensation Consultants

We and the Compensation Committee consult from time to time with executive compensation consultants and consider the compensation levels of companies within our industry and other industries that compete for the same talent. We also subscribe to certain third party compensation survey services that allow us and the Compensation Committee to access reports and compensation survey data detailing compensation practices at peer companies and in the relevant geographical locations for benchmarking purposes. In determining compensation policies and programs for our named executives, the Compensation Committee also considers the guidelines on executive pay practices periodically published by shareholder advisory firms. Neither we nor the Compensation Committee has maintained any long-term contractual relationship with any compensation consultant, but in recent years the Compensation Committee has retained an independent executive compensation consultant in connection with its review of compensation for the named executives. Periodically, the Compensation Committee also retains compensation consultants to assist in the design of programs that affect named executive compensation. As described below, in fiscal year 2011, the Compensation Committee used market data and analysis from Compensia in reviewing our compensation levels and the proposed structure of the compensation program for our Chief Executive Officer and other named executives. Neither Compensia nor any of its affiliates provided any services to VeriFone other than the services requested by the Compensation Committee.

Competitive Data

Our Compensation Committee relies upon market data and executive compensation data and trends of our peer group companies from independent compensation consultants in making executive compensation decisions. For fiscal year 2011, our Compensation Committee engaged Compensia to prepare for presentation to the Compensation Committee analyses and reports, including an analysis of base salary and merit increase metrics and short and long-term incentive plan practices in the general high technology industry and an evaluation of the competitiveness of our executive compensation program which focused on current trends and practices in pay-for-performance, short-term incentive plans and executive and company-side long-term incentive grants among peer group companies as well as the general high technology market. In addition, for fiscal year 2011, the Compensation Committee reviewed a detailed compensation assessment prepared by Compensia of our Chief Executive Officer compensation program compared to that of peer group companies. The peer group companies reviewed and approved by the Compensation Committee are primarily technology companies, some of which compete with us for business or for executive talent. The Compensation Committee’s intent was to choose peer group companies that have one or more attributes significantly similar to us, including size (evaluated on the basis of revenue and market capitalization), location, general industry, or products. For fiscal year 2011, in light of our growth through strategic initiatives and increased revenue and market capitalization, the Compensation Committee determined to review executive compensation relevant to a peer group consisting of companies with financial characteristics similar to ours, with reference to our projected near term growth at the time of the compensation assessment. The Compensation Committee reviewed this and other benchmarking data and market trends derived from additional surveys and market information with representatives of our Human Resources department.

The following companies made up the peer group companies for fiscal year 2011:

Alliance Data Systems	Linear Technology
Altera	MICROS Systems
Brocade Communications Systems	Nuance Communications
Equinix	NVIDIA
Global Payments	ON Semiconductor
GSI Commerce	Teradyne
Itron	Xilinx
Lender Processing Services

The Compensation Committee used the compensation data and market trends described above as one of a number of factors in its decisions regarding compensation and pay practices, and generally used such data and trends as a reference point rather than as a strict benchmarking tool in making decisions as to whether the contributions and responsibilities of each named executive are properly reflected in his compensation. The Compensation Committee also gave great weight to our business performance, including performance under several financial metrics, and individual performance as described below in its executive compensation decisions. It did not, however, separately consider the historical performance or future projected performance trends of any of these peer group companies relative to our historical performance or future projected performance trends for executive compensation purposes. The Compensation Committee applied a similar approach with respect to determinations of change of control or termination payments for our named executives, as further described below under “Potential Payments Upon Termination or Change of Control.”

The Compensation Committee reviewed our executive compensation programs and practices, and analyzed, for each named executive, all existing elements of compensation (including base pay, cash bonus awards, short-term performance-based equity awards, and long-term compensation in the form of equity awards). In evaluating the competitiveness of our executive compensation program and setting executive compensation, the Compensation Committee compared these compensation components separately, and in total, to compensation at the peer group companies. The Compensation Committee generally sought to set total cash compensation levels at the 60th to 75th percentile of peer group companies and total aggregate compensation, including long-term incentive awards, at the top quartile of peer group companies as appropriate to retain and motivate our most talented and experienced executives.

At our 2011 Annual Meeting held on June 29, 2011, we provided our stockholders with the opportunity to cast an advisory vote on our fiscal year 2010 executive compensation programs and policies (a “say-on-pay proposal”) and approximately 89% of the votes cast were in favor of the proposal. The Compensation Committee reviewed the outcome of our stockholders’ advisory vote on the 2011 say-on-pay proposal in its evaluation and determination of executive compensation and intends to review the outcome of future stockholder advisory votes as well. The Compensation Committee did not make any changes to our executive compensation policies and decisions as a result of the 2011 advisory vote.

Base Salary

The objective of base salary is to provide fixed compensation to a named executive that reflects individual job responsibilities, experience, value to our company, and demonstrated performance. The salaries for the named executives are typically determined by the Compensation Committee based on its subjective evaluation of a variety of factors including the following:

•	The scope and importance of the named executive’s responsibilities.

•	The contribution and experience of the named executive.

•	Competitive market information regarding salaries.

•	Overall compensation trends and economic conditions for peer group companies and the broader technology market.

•	The importance of retaining the named executive along with the competitiveness of the market for the named executive’s role and responsibilities.

•	The base salary of the named executive in prior fiscal years.

•	The base salary of individual named executives as compared with each other.

•	For our Chief Executive Officer the detailed analysis of our CEO’s compensation program by Compensia.

•	As to the named executives other than the Chief Executive Officer, the recommendation of our Chief Executive Officer based on his subjective evaluation of the individual’s performance.

Base salaries are typically reviewed annually in the first quarter of each fiscal year in connection with annual performance reviews and adjusted to take into account the factors described above.

Fiscal Year 2011 Annual Base Salary Determination

The Compensation Committee set fiscal year 2011 annual base salaries of the named executives as follows:

Named Executives	Fiscal Year 2011
Douglas G. Bergeron	$800,000
Robert Dykes	$430,000
Jeff Dumbrell	$325,000
Albert Liu	$340,000
Eliezer Yanay(1)	$346,037

(1)	Mr. Yanay’s annual base salary is set and paid in Israeli New Shekels. For disclosure purposes, Mr. Yanay’s annual base salary of ILS 1,248,500 has been converted from Israeli New Shekels to U.S. Dollars at the October 31, 2011 exchange rate of 3.608 Shekels per one U.S. Dollar.

For the fiscal year ended October 31, 2011, the Compensation Committee generally set the annual base salary of each of our named executives after consideration of a number of factors, including similar arrangements in place at our peer group companies, the total fiscal year 2011 compensation package to be set for each named executive as well as total compensation in past fiscal years, the extent of each named executive’s performance during the past fiscal year including based on the review by Mr. Bergeron of each named executive’s achievements, the extent of relevant experience of each named executive, and each named executive’s expected role and scope of responsibilities within our company for fiscal year 2011. The Compensation Committee also takes into consideration any significant increase in a particular named executive’s responsibilities compared to the previous year.

The fiscal year 2011 base salary amount for Mr. Bergeron was set by the Compensation Committee in December 2010. In determining Mr. Bergeron’s salary level (and compensation) for fiscal year 2011, the Compensation Committee engaged Compensia, an independent executive compensation consultant, to prepare an assessment of the components of Mr. Bergeron’s compensation against peer group company data. The Compensation Committee evaluated Mr. Bergeron’s strong leadership and performance as well as our overall financial and stock price performance against peer group companies in determining the compensation levels appropriate to retain and incentivize Mr. Bergeron. The companies forming part of our peer group are identified under “Determination of Compensation—Competitive Data” of the CD&A included in this Proxy Statement.

Performance-Based Bonuses

Each of our named executives was eligible for performance-based cash bonuses as a component of overall compensation as well as to provide an incentive and reward for superior performance over the short-term. For fiscal year 2011, Mr. Bergeron and our other named executives were each eligible for an annual performance-based cash bonus. In addition to an annual performance-based bonus, Messrs. Dykes and Liu were each eligible for semi-annual performance-based bonuses and Messrs. Dumbrell and Yanay were each eligible for quarterly performance-based bonuses. Quarterly bonuses are generally paid in cash in the fiscal quarter following the applicable period’s performance and are intended to account for approximately 75% of the aggregate bonus compensation for our named executives. The semi-annual cash bonus for Messrs. Dykes and Liu is intended to account for approximately 35% to 40% of the aggregate cash bonus compensation for the named executive and is paid in June for the first six months of our fiscal year and in December for the last six months of our fiscal year. Annual bonuses are typically approved by the Board upon recommendation of the Compensation Committee and paid in cash the first fiscal quarter of each year based on our financial performance during the prior fiscal year and on the individual performance of the named executives, in each case based on pre-established targets and objectives.

In setting annual bonus compensation, the Compensation Committee determines a target dollar value for annual bonus awards at the beginning of the fiscal year. The annual bonus compensation is usually intended to account for all of the bonus compensation of our CEO, at least one-fourth of overall bonus compensation of our named executives with sales responsibilities and approximately two-thirds of the overall cash compensation of Messrs. Dykes and Liu. Under the 2009 Employment Agreement, the Compensation Committee has the discretion to deliver between 0% and 200% of the target annual bonus compensation for our CEO. For fiscal year 2011, one-half of Mr. Bergeron’s target annual bonus may be paid at the discretion of the Board based on Mr. Bergeron’s performance during fiscal year 2011 and the remaining one-half may be paid based on VeriFone achieving a target non-GAAP net income per share set based on the Company’s Plan approved by the Board at the beginning of the fiscal year.

For our other named executives, the Compensation Committee generally allocates at least 80% of a named executive’s total performance bonus based on performance against pre-established performance objectives. For fiscal year 2011, 100% of the total performance-based bonus for Messrs. Dykes and Liu and 90% of each of Messrs. Dumbrell and Yanay’s total performance bonus were based on pre-established performance objectives, which were as follows:

•

Our actual corporate financial performance in comparison to internal financial performance forecasts prepared by our management and presented to the Compensation Committee and the Board of Directors in the first quarter of each fiscal year. This includes overall financial performance on a consolidated basis as well as performance of individual business units that a named executive is responsible for managing.

•

Our stock price performance as compared to internal stock price appreciation targets and the stock price appreciation of our peers during the prior fiscal year. For purposes of this evaluation, our peers are those companies listed under “Competitive Data” above.

•	Successful execution of key strategic initiatives such as integration of acquired businesses.

•

Performance objectives for the business units managed by each named executive and individual performance objectives for each named executives, including considerations relating to increased responsibilities performed by a named executive during the fiscal year which were not contemplated when the named executive’s target bonus was established.

•	Performance considerations relating to unforeseen events during the prior year.

These factors are described in further detail below:

Objective Portion of Bonuses

1. Financial Performance

In the first quarter of each fiscal year, the Compensation Committee and the Board of Directors receives financial forecasts from management. Based on its review of the financial forecasts and its assessment of the probability of achieving these forecasts, after consultation with management and the full Board, the Compensation Committee approves the financial performance metrics for the named executives. These metrics serve as the primary basis for the Compensation Committee’s evaluation of corporate financial performance. These financial performance metrics are set forth below:

Financial Performance Metric	Description
Non-GAAP net revenues (1), (3)	Growth in revenues is an essential component of long-term success and viability. Non-GAAP net revenues is used by us in addition to revenues recognized in accordance with generally accepted accounting principles (“GAAP”), and is a non-GAAP financial measure.
Non-GAAP net income and non-GAAP net income per share (2), (3)	Growth in non-GAAP net income and non-GAAP net income per share provides an indicator of our ability to generate returns on our operations and fund future growth. These are non-GAAP financial measures that we have historically used to evaluate our performance and compare our current results with those for prior periods as well as with the results of other companies in our industry. These non-GAAP financial measures have also been used by investment analysts to evaluate our performance. We also refer to this metric as non-GAAP net income per share.

(1)	For fiscal year 2011, non-GAAP net revenues was calculated by adding back the amortization of step-down in deferred revenue on acquisitions to our GAAP revenue. We refer to this measure as non-GAAP net revenues in our reports of our financial results on Form 8-K.

(2)	Non-GAAP net income and non-GAAP net income per share are non-GAAP financial measures that we use in addition to GAAP results to evaluate our performance and compare our results to other companies. We refer to these measures as non-GAAP net income and non-GAAP net income per share in our reports of our financial results on Form 8-K. Non-GAAP net income and non-GAAP net income per share is calculated by excluding the following GAAP items from GAAP net income (loss) as reported: amortization of step-down in deferred revenue on acquisitions; acquisition-related and restructure costs (excluding fair value adjustments related to certain acquired contracts); amortization of purchased intangibles, non-cash interest expense mainly related to our adoption in our first quarter of fiscal year 2010 of ASC 470-20, Accounting for Convertible Debt Instruments that May be Settled in Cash upon Conversion; legal settlements; stock-based compensation, adjustment of tax expense to 20% of non-GAAP net income before tax and other income and expenses that are not part of our normal operations. Diluted non-GAAP net income per share, reflects a reduction in the diluted share count for shares that would be delivered to us pursuant to hedge transactions that we believe will be effective upon conversion of the outstanding Senior Convertible Notes due in June 2012. Under GAAP, shares delivered to us in hedge transactions are not considered offsetting shares in the fully diluted share calculation until they are actually delivered.

(3)

Each fiscal quarter and for each fiscal year we report non-GAAP net revenues, non-GAAP net income and non-GAAP net income per share in our reports of our financial results on Form 8-K. For the fiscal year ended October 31, 2011, our GAAP financial statements and the items to reconcile to our non-GAAP financial measures are described and included in our Form 8-K filed December 14, 2011 for our fourth quarter and fiscal year 2011 results; Form 8-K filed September 6, 2011 for our third quarter 2011 results;

Form 8-K filed June 2, 2011 for our second quarter 2011 results and Form 8-K and Form 8-K/A filed March 1, 2011 and March 2, 2011, respectively, for our first quarter 2011 results.

The Compensation Committee views financial and corporate performance as the most important factor in determining a named executive’s annual bonus. A summary of our actual achievement against the above company-wide financial metric targets for the corporate component of our named executives’ performance-based awards for fiscal year 2011 is disclosed under “Fiscal Year 2011 Bonus Determinations-Determination of 2011 Target Bonus Amount.” Corporate achievement of the non-GAAP net revenues and non-GAAP net income targets must be at 80% or greater for both components in order for any award on either component. In addition to the above, a portion of the fiscal year 2011 quarterly performance-based bonus for each of Messrs. Dumbrell and Yanay was measured against pre-established contribution and gross margin targets for the business units that each manages.

2. Stock Price Performance

In accordance with the compensation program goal of tying executive compensation to stock price performance, the Compensation Committee places significant weight on the stock price performance of our common stock in setting annual bonus awards. In particular, the Compensation Committee considers the relative performance of our stock price to the stock price of our peers that are identified under “Competitive Data” above when evaluating the compensation structure that would best achieve our compensation objectives.

3. Individual and Organizational Performance

The Compensation Committee recognizes that it is important to reward individual contributions measured based on performance goals set for each named executive that reflect our overall corporate business strategy as well as business unit-specific strategic and financial goals and other particular areas of importance for the business units managed by each named executive.

A portion of each named executive’s bonus as set forth below under “Individual Bonus Targets” is evaluated based on attainment of pre-established personal and organizational, or business unit-specific, performance objectives. Generally, in the first quarter of each fiscal year, the Compensation Committee sets a list of individual performance goals for our Chief Executive Officer after meeting with him. The Compensation Committee also reviews the individual performance goals that the Chief Executive Officer recommends for the other named executives and makes adjustments to those performance goals as it deems appropriate.

After the completion of the fiscal year, the Compensation Committee meets with the Chief Executive Officer to review whether the Chief Executive Officer’s pre-established individual performance goals were met and to provide the Chief Executive Officer with an opportunity to present what he believes are his significant contributions to our company for the fiscal year. The Compensation Committee also reviews the individual performance of each other named executive with the Chief Executive Officer. In determining the overall individual performance of each named executive other than the Chief Executive Officer, the Compensation Committee places substantial weight on the Chief Executive Officer’s recommendations and their discussions with the Chief Executive Officer regarding the performance of the other named executives.

4. Difficulty of Achieving Performance Targets

In formulating the performance targets for executive compensation, the Compensation Committee balances the consideration of the likelihood of achievement for these performance targets with the effectiveness of such targets in incentivizing our named executives’ performance. The Compensation Committee aims to set company-wide and business-unit specific financial performance targets that are expected to be possible, but not easy, to achieve with meaningful effort. On a year-over-year basis, the Company typically plans for double-digit percentage growth in each of non-GAAP revenue, non-GAAP net income and non-GAAP net income per share when setting Plan targets, after taking into account growth opportunities, strategic initiatives and market position as well as any countervailing considerations. Therefore, in general, unless there are unusual or unexpected factors affecting key markets for the Company or a key business unit or region or if a named executive officer fails to adequately execute on planned initiatives, it is probable, though not certain, that targets will be achieved at 100%. We estimate that there is generally less than a 50% chance that targets are achieved at materially greater than 100%. In fiscal year 2011, the corporate level targets were achieved in the range of 100th percentile to 130th percentile, in each case rounded to the nearest tenth percentile. Business-unit specific financial performance was achieved in the range of 90th percentile to 120th percentile, in each case rounded to the nearest tenth percentile.

5. Unforeseen Events

After the end of the fiscal year, the Compensation Committee reviews our actual performance against each of the financial and stock price performance metrics. In determining the extent to which the financial and stock price performance metrics are met for a given period, the Compensation Committee exercises its judgment whether to reflect or exclude the impact of changes in accounting principles and extraordinary, unusual or infrequently occurring events. To the extent appropriate, the Compensation Committee will also consider the nature and impact of such events in the context of the bonus determination.

We do not have a formal policy on the adjustment or recovery of awards or payments if the relative performance measures are restated or otherwise adjusted for our named executives other than with respect to certain of the outstanding performance equity awards for Mr. Bergeron. For Mr. Bergeron, in certain circumstances in which we restate financial results such that the performance condition for an equity award tranche would no longer be met, then such award would be forfeited. However, the Compensation Committee expects that named executives will forfeit or return any award or payment to the extent that such award or payment was incorrectly awarded or paid because the relevant performance measures used to determine such award or payment are restated or otherwise adjusted in a manner that would reduce the size of the award or payment.

Discretionary Portion of Bonuses

Although the Compensation Committee believes that the bulk of the bonus should normally be based on objective measures of financial and stock performance, the Compensation Committee believes that in certain circumstances subjective performance elements are also important in setting the bonus compensation of named executives.

1. Individual Bonus Targets

A portion of a named executive’s bonus target may be awarded based on a subjective evaluation of the named executive’s performance. For fiscal year 2011, approximately 10% of the total cash bonus target for each of Messrs. Dumbrell and Yanay was awarded each quarter based on whether the name executive met or exceeded our CEO’s expectations following our CEO’s subjective review of such named executive’s individual performance during each quarter. This performance assessment is evaluated subjectively and typically based on qualitative factors such as management abilities and staff development.

2. Compensation Committee Discretion

A named executive’s bonus award may be adjusted based on the Compensation Committee’s subjective evaluation of the named executive’s individual performance. In addition, the Compensation Committee has the discretion, in appropriate circumstances, to award a bonus less than the amount determined by the objective steps set out above, including to award no bonus at all. The Compensation Committee also has the discretion to award special additional discretionary bonuses for exceptional performance or for the achievement of specific accomplishments that the Compensation Committee, after consultation with management, has determined are of significant importance to us.

Fiscal Year 2011 Bonus Determinations

Determination of 2011 Target Bonus Amount

In the first quarter of each fiscal year, the Compensation Committee sets a target bonus amount for each named executive. The target bonus takes into account all factors that the Compensation Committee deems relevant, with a focus on the objectives of our compensation program. In particular, the Compensation Committee evaluates individual and company performance during the last fiscal year and then existing competitive market conditions for executive talent in determining the target bonus of the named executives in the current fiscal year. The Compensation Committee also places significant weight on the recommendation of and discussions with our Chief Executive Officer in setting target annual bonus compensation of the other named executives for the fiscal year.

A summary of our actual achievement against company-wide financial performance metrics used as targets for the corporate components of our named executives’ performance-based awards for fiscal year 2011 is disclosed below:

	Actual Company Achievement
	(in thousands except per share data)
Financial Performance Measure(1)	Q1	Q2	Q3	Q4	H1	H2	FY
Non-GAAP Net Revenue(2)	$283,940	$292,776	$317,155	$415,640	$576,716	$732,795	$1,309,511
Non-GAAP Net Income(3)	39,540	42,904	46,062	56,953	82,444	103,015	185,459
Non-GAAP Net Income per Share (diluted)	—	—	—	—	—	—	$1.92

	Percentile of Attainment of Company-Wide Plan Target
	(rounded to nearest tenth percentile)
Attainment percentile:	Q1	Q2	Q3	Q4	H1	H2	FY
Non-GAAP Net Revenue(2)	100th	110th	110th	110th	110th	110th	110th
Non-GAAP Net Income(3)	120th	120th	130th	120th	120th	120th	120th
Non-GAAP Net Income per Share (diluted)	—	—	—	—	—	—	120th

(1)	Refer to disclosures under “Objective Portion of Bonuses” in this CD&A for further description of how the Company determines these non-GAAP financial performance measures.

(2)	A reconciliation of non-GAAP revenue to GAAP revenue for the periods presented is as follows (in thousands):

	Q1	Q2	Q3	Q4	H1	H2	FY
Non-GAAP Net Revenue	$283,940	$292,776	$317,155	$415,640	$576,716	$732,795	$1,309,511
Amortization of step-down in deferred revenue on acquisition	(175)	(330)	(204)	(4,936)	(505)	(5,140)	(5,645)

GAAP Net Revenue	$283,765	$292,446	$316,951	$410,704	$576,211	$727,655	$1,303,866

(3)	A reconciliation of non-GAAP net income to GAAP net income for the periods presented is as follows (in thousands):

	Q1	Q2	Q3	Q4	H1	H2	FY
Non-GAAP Net Income	$39,540	$42,904	$46,062	$56,953	$82,444	$103,015	$185,459
Amortization of step-down in deferred revenue on acquisition	(175)	(330)	(204)	(4,936)	(505)	(5,140)	(5,645)
Stock-based compensation	(7,442)	(9,316)	(8,350)	(9,036)	(16,758)	(17,386)	(34,144)
Acquisition related and restructuring costs	(1,239)	(7,106)	(6,172)	(42,156)	(8,345)	(48,328)	(56,673)
Amortization of purchased intangible assets	(7,175)	(4,830)	(4,667)	(17,317)	(12,005)	(21,984)	(33,989)
Non-cash interest expense	(3,819)	(3,762)	(3,961)	(4,034)	(7,581)	(7,995)	(15,576)
Non-operating gains	—	—	5,196	—	—	5,196	5,196
Income tax effect of non-GAAP exclusions	12,341	7,640	(1,557)	219,352	19,981	217,795	237,776

GAAP Net Income	$32,031	$25,200	$26,347	$198,826	$57,231	$225,173	$282,404

Weighted average number of shares used in computing non-GAAP Net Income per Share (Diluted)	96,512
Hedge on Convertible Notes Dilution	104

GAAP Diluted Shares in Computing Net Income Per Share	96,616

Annual Target Bonus

For fiscal year 2011, the Compensation Committee approved the following annual target bonuses for the named executives:

Named Executive	Target
Douglas G. Bergeron	$1,000,000
Robert Dykes	$190,000
Jeff Dumbrell	$45,000
Albert Liu	$75,000
Eliezer Yanay(1)	$34,645

(1)	Mr. Yanay’s annual bonus amount is set and paid in Israeli New Shekels. For disclosure purposes, Mr. Yanay’s annual bonus amount of ILS 125,000 has been converted from Israeli New Shekels to U.S. Dollars at the October 31, 2011 exchange rate of 3.608 Shekels per one U.S. Dollar.

For fiscal year 2011, the annual bonus for each of Messrs. Dykes and Liu was based entirely on objective performance-based factors, and for each of Messrs. Dumbrell and Yanay are based 90% on objective performance-based factors. Under the 2009 Employment Agreement, Mr. Bergeron may receive between 0% and 200% of his target annual bonus. For fiscal year 2011, one-half of Mr. Bergeron’s annual target bonus is based on whether our non-GAAP net income per share for fiscal year 2011 meets or exceeds a target set by the Board consistent with VeriFone’s plan and forecasts at the beginning of the fiscal year. The rest of Mr. Bergeron’s annual bonus is based on Mr. Bergeron’s personal performance as determined by the Board with consideration of VeriFone’s overall financial performance and the Board’s evaluation of Mr. Bergeron’s execution on strategic initiatives and leadership. Accordingly, Mr. Bergeron may receive a bonus that is greater or less than his annual target bonus, depending on whether, and to what extent performance and other conditions are satisfied and the Board’s evaluation of his performance, up to a maximum total cash bonus of 200% of his target annual bonus. For each named executive other than the Chief Executive Officer, a portion of the target annual bonus is measured based on our actual corporate financial performance compared to the financial plan developed at the beginning of the fiscal year and may be paid at 0% or, for achievement at or above 80% of both financial targets, based on the actual percent of achievement. Messrs. Dykes and Liu may receive between 0% and 100% of the portion of his annual target bonus that is measured against pre-set personal performance objectives which are specific for each named executive. A portion of the target annual bonus for each of Messrs. Dumbrell and Yanay is measured against business-unit specific performance criteria and may be paid out at 0% or, for achievement over a minimum percentage, at 80% to 200%. Accordingly, each named executive may receive an annual bonus that is greater or less than his annual target bonus, and which could be zero.

For fiscal year 2011, for each of Messrs. Dykes, Dumbrell, Liu and Yanay, 30% of the annual bonus was allocated based on the achievement of pre-set targets for non-GAAP net revenues and non-GAAP net income. The remaining 70% of the annual bonus for each of Messrs. Dykes and Liu was based on achievement against pre-set personal performance objectives and 60% of the annual bonus for Messrs. Dumbrell and Yanay was allocated based on a set of business unit-specific financial criteria consistent with overall corporate goals and objectives, with each given equal weighting toward the business-unit specific component of the named executive’s annual bonus. The remaining 10% of Messrs. Dumbrell and Yanay was allocated based on discretionary qualitative criteria. For Mr. Dykes, the personal performance objectives for fiscal year 2011 were successful integration of acquired businesses, enhancement of financial processes, completion of key organizational initiatives and achievement of goals related to expense controls and operational efficiencies. Mr. Liu’s personal performance objectives for fiscal year 2011 were contributions to corporate development initiatives, strategic transactions, business process enhancements related to Mr. Liu’s areas of responsibility and key organizational initiatives. For Messrs. Dumbrell and Yanay, the business unit-specific criteria for fiscal year 2011 were attainment of specified business unit contribution and gross margin targets as to the business operations that each such named executive manages.

The following table provides a summary of the annual bonus performance targets, weighting of each and award for fiscal year 2011:

Named Executive	Fiscal Year 2011 Performance Goals	Weighting	Minimum	Maximum
Douglas G. Bergeron	Non-GAAP net income per share	50.0%	$—	$1,000,000
	Board review of performance	50.0%	$—	$1,000,000

Robert Dykes	Non-GAAP net revenues	15.0%	$—	$28,500	(1)
	Non-GAAP net income	15.0%	$—	$28,500	(1)
	Personal performance objectives	70.0%	$—	$133,000	(3)

Jeff Dumbrell	Non-GAAP net revenues	15.0%	$—	$6,750	(1)
	Non-GAAP net income	15.0%	$—	$6,750	(1)
	Business unit-specific criteria	60.0%	$—	$54,000	(4)
	Discretionary qualitative criteria	10.0%	$—	$4,500	(3)

Albert Liu	Non-GAAP net revenues	15.0%	$—	$11,250	(1)
	Non-GAAP net income	15.0%	$—	$11,250	(1)
	Personal performance objectives	70.0%	$—	$52,500	(3)

Eliezer Yanay(2)	Non-GAAP net revenues	15.0%	$—	$5,197	(1)
	Non-GAAP net income	15.0%	$—	$5,197	(1)
	Business unit-specific criteria	60.0%	$—	$41,574	(4)
	Discretionary qualitative criteria	10.0%	$—	$3,464	(3)

(1)	These amounts represent achievement at 100%. In the event we achieve non-GAAP net revenues and non-GAAP net income at above 100% of the target for each such financial metric, the annual bonus based on such metric shall be earned at the actual percent of achievement for each of Messrs. Dykes, Dumbrell, Liu and Yanay. Achievement at 80% or greater is required for any award on either component.

(2)	Mr. Yanay’s annual bonus amount is set and paid in Israeli New Shekels. For disclosure purposes, the components of Mr. Yanay’s annual bonus have been converted from Israeli New Shekels to U.S. Dollars at the October 31, 2011 exchange rate of 3.608 Shekels per one U.S. Dollar.

(3)	Reflects a maximum potential award of 100% of target.

(4)	Reflects the maximum potential award of 200% of target. The business unit-specific criteria for Messrs. Dumbrell and Yanay are contribution margin and gross margin. Contribution margin criteria must be at 80% attainment or higher for any payout and gross margin criteria must be 100% attainment or higher for any payout, in each case with a maximum payout of 200%.

Annual Bonus Awards

A summary of our actual achievement against company-wide financial performance metrics used as targets for the corporate components of our named executives’ performance-based awards for fiscal year 2011 is provided under “Fiscal Year 2011 Bonus Determinations—Determination of 2011 Target Bonus Amount” of this CD&A. For fiscal year 2011, the corporate achievement of non-GAAP net income per share measured against the target set at the beginning of the fiscal year was in the 120th percentile of achievement, rounded to the nearest tenth percentile. Following the end of fiscal year 2010, our Compensation Committee undertook a review of VeriFone’s financial performance compared to peer group companies as measured by growth in revenues, net income, operating income, market capitalization and total shareholder return as prepared and reported by Compensia at the Compensation Committee’s request. Based on the level and extent which VeriFone’s financial growth and performance exceeded that of the peer group companies, as well as Mr. Bergeron’s performance in execution on significant strategic initiatives, strong execution on key business initiatives, successful integration efforts and leadership as evaluated by the Board, our Compensation Committee determined that Mr. Bergeron should be paid at the maximum 200% payout of his annual bonus target.

For fiscal year 2011, we exceeded the target set for non-GAAP net revenues and non-GAAP net income as set at the beginning of the year, and each of our named executives earned a payout at the actual percentage achievement above 100% for the portion of their annual performance-based bonus based on net revenues, as adjusted, and net income, as adjusted, measured against the target for each such financial metric set at the beginning of the fiscal year. See “Determination of 2011 Target Bonus Amount” of this CD&A.

Messrs. Dykes and Liu each achieved the personal performance objectives component of their annual bonus at 100% for fiscal year 2011. Mr. Dumbrell achieved his business unit-specific criteria at the 110th percentile (rounded to the nearest tenth percentile) for both the contribution margin and the gross margin components and, as a result, received a payout at actual achievement for the contribution margin component and at 150% for the gross margin component. Mr. Yanay received a payout on the business unit-specific component of his performance based annual bonus award equal to 100% of the target amount. At the end of fiscal year 2011, Messrs. Dumbrell and Yanay achieved their discretionary qualitative bonus, which was based on the CEO’s subjective evaluation of their management of their business units, overall execution on forecasts and budget, staff management and development and management of customer relationships, at 100%.

Mr. Bergeron, who interfaces directly with each named executive officer throughout the year and observes and evaluates his execution at both the business unit level and the corporate level, performs the initial assessment of achievement of these business unit criteria. Mr. Bergeron’s recommendation is then presented to the Compensation Committee for review and approval. For fiscal year 2011, targets were established such that a named executive officer would receive achievement at a maximum of 100% of the non-financial business unit level components of the annual bonus if he executes well and meets or exceeds expectations as to all the criteria for his business unit. For the financial components, which consist of contribution margin and gross margin and, for fiscal year 2011 apply to Messrs. Dumbrell and Yanay, the business unit objectives may be achieved at a range of 0% up to a maximum of 200% based on actual achievement of the metrics against targets. The Compensation Committee has the discretion to determine that a named executive officer has achieved the business-unit specific criteria at greater than 100%, although we expect that the Compensation Committee would do so infrequently and in limited circumstances. For fiscal year 2011, no components were paid above the maximum range for such target.

The following tables show the annual bonus awards made to our named executives for fiscal year 2011:

Named Executive	Fiscal Year 2011 Annual Bonus Paid
Douglas G. Bergeron	$2,000,000
Robert Dykes	$198,778
Jeff Dumbrell	$54,504
Albert Liu	$78,465
Eliezer Yanay(1)	$36,246

(1)	Mr. Yanay’s annual bonus amount is set and paid in Israeli New Shekels. For disclosure purposes, Mr. Yanay’s annual bonus award of ILS 130,775 has been converted from Israeli New Shekels to U.S. Dollars at the October 31, 2011 exchange rate of 3.608 Shekels per one U.S. Dollar.

Determination of 2011 Semi-Annual or Quarterly Target Bonus Amounts

In the first quarter of each fiscal year, the Compensation Committee sets quarterly, or in the case of Messrs. Dykes and Liu semi-annual, bonus targets for each of our named executives other than our CEO. Messrs. Dykes and Liu’s semi-annual bonus targets are awarded based solely on performance-based goals established by the Compensation Committee and performance-based objectives recommended to the Compensation Committee by the CEO. Approximately 90% of the quarterly bonus targets of each of Messrs. Dumbrell and Yanay, which we refer to as performance target bonus in the below table, is awarded if performance-based goals established by the Compensation Committee for the quarter are met. The remaining 10% of such bonus targets, which we refer to as individual bonus in the below table, is not based on pre-set objectives, but rather is awarded if the named executive has met or exceeded the expectations of our CEO based on our CEO’s subjective review of the named executive’s individual performance during the quarter.

For fiscal year 2011, 30% of the semi-annual performance bonus for each of Messrs. Dykes and Liu was based on the corporate financial performance metrics and 70% of such bonus was measured on each named executive achieving personal performance objectives specific to the areas of responsibilities and the organization managed by each such named executive. For Mr. Dykes, this included successful integration of acquired businesses, implementing cost-savings and expense-control measures, development of the finance organization and business infrastructure in-line with the Company’s growth, and implementing operational and process improvements. For Mr. Liu, the primary achievements were strong execution on corporate development initiatives and strategic transactions, successful integration of acquired businesses, managing corporate development initiatives and implementing business process enhancements.

Each of Messrs. Dumbrell and Yanay’s quarterly performance target bonus was based on (1) the corporate financial performance metrics, (2) the contribution by his business unit to our operating income for the quarter, referred to as the contribution margin and (3) the gross margin achieved by his business unit for the quarter. For fiscal year 2011, 30% of each of Messrs. Dumbrell and Yanay’s quarterly performance target bonus was based on achievement of the corporate financial performance metrics, 30% was based on achievement of the contribution margin targets and 30% was based on achievement of gross margin targets and 10% was allocated based on discretionary qualitative criteria. Further, due to Mr. Yanay’s change in responsibility to Executive Vice President, Operations effective August 2011, in lieu of contribution margin and gross margin measures, Mr. Yanay’s fourth quarter fiscal 2011 business unit-specific performance was based on achievement of personal performance objective measures. For Mr. Yanay, the personal performance objective measures were successful integration of the operations of acquired businesses, including the Hypercom business, and effecting cost-savings and operational synergies in the fourth quarter. The business unit’s gross margin and contribution margin targets for each fiscal quarter were determined based on specific business unit level gross margin and contribution margin improvements built into our company-wide plan and year-over-year growth goals. Contribution margin targets achieved between 80% and 100% of contribution margin goals, result in a reduced payout of the portion of the performance-based quarterly bonuses attributed to contribution margin goals. The gross margin goals must be attained at 100% in order for any payout of the quarterly bonus attributed to the gross margin goals. Each such named executive’s performance-based bonus could also exceed 100% of the target performance-based quarterly bonus if his business units contributed in excess of 100% of his performance-based goal.

The Compensation Committee approved the following target bonuses for fiscal year 2011 for the named executives:

	First Half of Fiscal Year 2011		Second Half of Fiscal Year 2011		Total
Named Executive	Performance Target Bonus	Individual Target Bonus	Performance Target Bonus	Individual Target Bonus	Performance Target Bonus	Individual Target Bonus
Robert Dykes	$50,000	$—	$50,000	$—	$100,000	$—
Albert Liu	$25,000	$—	$25,000	$—	$50,000	$—

	First Fiscal Quarter		Second Fiscal Quarter		Third Fiscal Quarter		Fourth Fiscal Quarter		Total
Named Executive	Performance Target Bonus	Individual Target Bonus	Performance Target Bonus	Individual Target Bonus	Performance Target Bonus	Individual Target Bonus	Performance Target Bonus	Individual Target Bonus	Performance Target Bonus	Individual Target Bonus
Jeff Dumbrell	$29,250	$3,250	$29,250	$3,250	$29,250	$3,250	$29,250	$3,250	$117,000	$13,000
Eliezer Yanay(1)	$23,386	$2,598	$23,386	$2,598	$23,386	$2,598	$23,386	$2,598	$93,544	$10,392

(1)	Mr. Yanay’s bonus amounts are set and paid in Israeli New Shekels. For disclosure purposes, Mr. Yanay’s quarterly bonus amounts have been converted from Israeli New Shekels to U.S. Dollars at the October 31, 2011 exchange rate of 3.608 Shekels per one U.S. Dollar.

Semi-Annual or Quarterly Bonus Awards

The following semi-annual or quarterly bonus awards were actually paid to our named executives in fiscal year 2011:

	First Half of Fiscal Year 2011		Second Half of Fiscal Year 2011		Total
Named Executive	Performance Bonus Paid(1)	Individual Bonus Paid	Performance Bonus Paid(1)	Individual Bonus Paid	Performance Bonus Paid(1)	Individual Bonus Paid
Robert Dykes(2)	$51,890	$—	$52,655	$—	$104,545	$—
Albert Liu(3)	$25,945	$—	$26,328	$—	$52,273	$—

	First Fiscal Quarter		Second Fiscal Quarter		Third Fiscal Quarter		Fourth Fiscal Quarter		Total
	Performance Bonus Paid(1)	Individual Bonus Paid	Performance Bonus Paid(1)	Individual Bonus Paid	Performance Bonus Paid(1)	Individual Bonus Paid	Performance Bonus Paid(1)	Individual Bonus Paid	Performance Bonus Paid(1)	Individual Bonus Paid
Jeff Dumbrell(4)	$37,528	$3,250	$37,177	$3,250	$36,290	$3,250	$28,070	$3,250	$139,065	$13,000
Eliezer Yanay(5)	$25,560	$2,598	$30,191	$2,598	$26,207	$2,598	$27,364	$—	$109,322	$7,794

(1)	Calculated as 30% based on corporate achievement against pre-established financial metrics and 70% based on achievement of pre-established organization-specific objectives. A summary of our actual achievement against company-wide financial performance metrics used as targets for the corporate components of our named executives’ performance-based awards for fiscal year 2011 is provided under “Fiscal Year 2011 Bonus Determinations-Determination of 2011 Target Bonus Amount” of this CD&A.

(2)	Mr. Dykes achieved his personal specific performance objectives at 100% of target for each of the first half of fiscal year 2011 and the second half of fiscal year 2011. Mr. Dykes’ compensation does not include an individual bonus component.

(3)	Mr. Liu achieved his personal performance objectives at 100% of target for each of the first half of fiscal year 2011 and the second half of fiscal year 2011. Mr. Liu’s compensation does not include an individual bonus component.

(4)	The performance target bonus payments to Mr. Dumbrell were based on the achievement of preset targets for the contribution margin and gross margin of Mr. Dumbrell’s business unit. For fiscal year 2011, the business unit’s gross margin and contribution margin targets for each fiscal quarter were determined based on specific gross margin and contribution margin improvements built into our company-wide plan and year-over-year growth goals. For fiscal year 2011, Mr. Dumbrell’s achievement of these targets, rounded to the nearest tenth percentile, were 120th percentile for contribution margin and 110th percentile for gross margin in Q1; 120th percentile for contribution margin and 110th percentile for gross margin in Q2; 100th percentile for contribution margin and 110th percentile for gross margin in Q3; and 90th percentile for contribution margin and 100th percentile for gross margin in Q4. The individual bonus amounts paid to Mr. Dumbrell for fiscal year 2011 were achieved at 100% based on our CEO’s subjective review of Mr. Dumbrell’s individual performance, which took into consideration, among other factors, staff management and development, business strategy execution, sales forecast accuracy and management of customer relationships.

(5)	Mr. Yanay’s bonus amount is set and paid in Israeli Shekels. For disclosure purposes, Mr. Yanay’s bonus amounts have been converted from Israeli New Shekels to U.S. Dollars at the October 31, 2011 exchange rate of 3.608 Shekels per one U.S. Dollar. For the first three fiscal quarters of fiscal year 2011, the performance target bonus payments to Mr. Yanay were based on the achievement of preset targets for the contribution margin and gross margin of Mr. Yanay’s business unit. Mr. Yanay’s achievement of these targets, rounded to the tenth percentile, were 110th percentile for contribution margin and 100th percentile for gross margin in Q1; 120th percentile for contribution margin and 110th percentile for gross margin in Q2; and 110th percentile for contribution margin and 100th percentile for gross margin in Q3. Based on Mr. Yanay’s change in role following the end of our third fiscal quarter to Executive Vice President, Operations, Mr. Yanay received his Q4 payout for this target based on personal performance objectives in connection with his new role, including achievement of operational efficiencies, rather than based on the contribution margin and gross margin metrics. The individual bonus amounts paid to Mr. Yanay for the first three fiscal quarters of fiscal year 2011 were achieved at 100% based on our CEO’s subjective review of Mr. Yanay’s individual performance, which took into consideration, among other factors, staff management and development, business strategy execution, sales forecast accuracy and management of customer relationships.

Additional Discretionary Bonus

At the end of the fiscal year, the Compensation Committee also evaluated each named executive’s performance meeting or exceeding expectations and level of responsibility. For fiscal year 2011, the Compensation Committee, upon recommendation of our Chief Executive Officer, determined to award Mr. Liu an additional discretionary bonus in the amount of $20,000 following the end of the fiscal year based on Mr. Liu’s key contributions to the Company’s completion of its acquisitions during fiscal year 2011, including of Hypercom Corporation, and for additional executive responsibilities taken by Mr. Liu for the Company’s corporate development and other corporate functions.

Short and Long-Term Equity Incentive Compensation

On an annual basis, the Compensation Committee determines whether to make equity incentive awards to each named executive, with the exception of our Chief Executive Officer, whose employment agreement provides that he will receive an annual equity award unless otherwise determined by the Board. See “Employment-Related Agreements with Named Executives—Employment Agreement with our Chief Executive Officer” above.

Amount of Incentive Compensation. The amount of equity incentive compensation and mix between short and long-term equity grants, if any, awarded each year to the named executives, other than our Chief Executive Officer, is determined by the Compensation Committee in consultation with our Chief Executive Officer after taking into account our overall compensation program objectives. These grants are intended to serve as incentives for our named executives to remain with us, continue performance at levels consistent with our corporate objectives and to tie a substantial amount of their overall compensation to the long-term performance of our common stock. In making awards of options and restricted stock units for our named executives, the Compensation Committee determined that allocating a substantial portion of total compensation for each of the named executives in the form of these awards aligns the interests of each of our named executives with the interests of our stockholders. The Compensation Committee has determined that the value of equity awards for purposes of the incentive compensation determination should be based on the value of the underlying common stock on the date of grant.

Mix of Awards. We view stock options as a way to link the compensation of our named executives directly to value creation for our stockholders, because the amount that a named executive realizes from stock options depends solely on the increase in value of our common stock from the grant date of the option. We view restricted stock units, which are an unsecured promise to deliver shares of our common stock, as a method to economically place each recipient of a restricted stock unit in the same position as a stockholder because the amount that a recipient ultimately receives from a restricted stock unit depends on the actual value of shares of common stock when the shares underlying the restricted stock units are delivered. In addition, more recently, we have used performance-based equity awards as a means to incentivize achievement of specific corporate objectives. The Compensation Committee considers all of these alternatives in determining the appropriate mix of equity awards to achieve the proper allocation of performance and retention incentives.

Vesting of Long-Term Incentives. Generally stock options granted with time-based vesting become exercisable as to 25% of the grant one year after the grant date and as to the remainder of the grant in equal quarterly installments over the following three years. The stock option life is seven years from the date of grant and offers named executives the right to purchase the stated number of shares of our common stock at an exercise price per share determined on the date of grant. Stock options have value only to the extent the price of our shares on the date of exercise exceeds the applicable exercise price. The exercise price is the fair market value of our common stock based on the stock closing price, as traded on the NYSE, on the grant date.

Stock options granted with performance-based criteria are earned upon achievement of one or more specified performance target and become exercisable over a preset vesting schedule, usually within one year of the date the option award is granted.

Restricted stock units that are granted with time-based vesting generally vest as to 25% of the grant one year after the grant date and as to the remainder in equal quarterly installments over the following three years and upon vesting, shares of our common stock are deliverable on a one-for-one basis. Restricted stock units granted with performance-based criteria vest upon achievement of one or more set targets on the specified target date, usually within one year of the date the award is granted, and are forfeited if the targets are not met as specified.

Accounting Considerations. All equity grants are accounted for in accordance with FASB ASC Topic 718 (formerly SFAS No. 123(R), Share-Based Payment). The Compensation Committee did not attribute significant weight to the stock-based compensation charges that would be recorded for accounting purposes for the grants of options and restricted stock units granted to our named executives in light of the fact that these items do not directly relate to the achievement of our compensation objectives.

Equity Grant Procedures. Equity awards to our employees are generally awarded only on dates that the Compensation Committee meets. As a result of this procedure, we have generally awarded equity grants to our named executives based on and immediately following an annual review of employee equity awards, except in the case of our Chief Executive Officer who has in the past received equity awards as part of his employment agreement. For fiscal year 2011, the annual review for our named executives, including our Chief Executive Officer, was completed in December 2010. The grant date is set as the first trading day of the month following Board approval of the equity award.

Fiscal Year 2011 Equity Incentive Determinations

In December 2010, following its evaluation of short and long-term incentive plan practices and market trends as described above in this CD&A under “Determination of Compensation,” our Compensation Committee granted each of our named executives a performance-based restricted stock unit award contingent upon VeriFone’s achievement of a pre-set financial metric and a restricted stock unit that time vests over four years. The Compensation Committee determined to structure the named executive equity awards as restricted stock units rather than stock options as a means to encourage executive ownership of VeriFone stock, consistent with the stock ownership guidelines implemented for our executives during fiscal year 2011. In addition to peer group data and market practices, the Compensation Committee also took into consideration the value of unvested equity awards held by each named executive, the exercise prices of the equity awards held by our named executives and the fact that our named executives were excluded from VeriFone’s November 2009 stock option exchange offer in determining what level of equity award would appropriately incentivize our named executive.

The performance-based restricted stock unit award vests on the first anniversary of the grant date if fiscal year 2011 non-GAAP net income per share is at or above a target set by the Compensation Committee in December 2010, and is forfeited if the fiscal year 2011 non-GAAP net income per share is below such target. The restricted stock unit award granted with time-based vesting vests as to 25% of the grant approximately one year after the grant date and as to the remainder in equal quarterly installments over the following three years.

The following sets forth the fiscal year 2011 equity incentive awards, including the factors considered by the Compensation Committee in setting each such award:

Named Executive	Performance- Based Restricted Stock Unit Award (Shares) (1), (2)	Restricted Stock Unit Award with Time-Based Vesting (Shares) (2)
Douglas G. Bergeron(3)	114,285	171,429
Robert Dykes(4)	28,571	28,572
Jeff Dumbrell(5)	21,248	50,000
Albert Liu(4)	21,428	21,429
Eliezer Yanay(5)	21,428	21,429

(1)	The performance targets set by the Compensation Committee for the performance-based restricted stock unit awards were achieved for fiscal year 2011 and vested on January 3, 2012, the first anniversary of the grant date. For further information on these equity incentive awards see “Grants of Plan-Based Awards” below.

(2)	In the first quarter of fiscal year 2011, the Compensation Committee engaged Compensia to prepare assessments of long-term incentive grant trends and practices. Based on market and trend information provided by Compensia, the Compensation Committee determined that some component of long-term incentive awards to named executive officers should be in the form of restricted stock units and/or stock options. Further, the Compensation Committee determined that of these equity awards, for our Chief Executive Officer approximately 40% should be contingent on performance and for the other named executive, approximately 50% should be contingent on performance, with the remaining equity awards based on time-based vesting, in order to incentivize and retain the named executive officers while aligning pay with shareholder value. In general, as to each named executive, the Compensation Committee placed significant weight on a value-based approach for equity awards. For fiscal year 2011, prior to the grant of such award, each named executive was given a choice to elect to receive their equity award either in the form of restricted stock units or the equivalent value in the form of stock options, in each case with value determined by the Compensation Committee based on peer group data as further described below. Each named executive elected to receive their equity award for fiscal year 2011 in the form of restricted stock units.

(3)	In setting the fiscal year 2011 equity grants awarded to Mr. Bergeron, the Compensation Committee relied mainly on peer group and market data and pay-for-performance analysis prepared and presented by Compensia as part of its assessment of the competitiveness of our chief executive officer compensation program. The Compensation Committee took into account that the long-term incentive value of Mr. Bergeron’s compensation at the time placed Mr. Bergeron between the 50th and 75th percentile compared to peer group companies, while our one and three-year total shareholder return, financial performance, market capitalization growth were in the top half compared to peer group companies. The Compensation Committee also considered our overall performance, and Mr. Bergeron’s continued strong performance in his role as our chief executive, particularly Mr. Bergeron’s deep understanding and knowledge of the payments industry and execution on key strategic and transformational initiatives. The Committee also considered the key role Mr. Bergeron was expected to have in the successful completion of the then-pending acquisition of Hypercom Corporation.

(4)	In setting the fiscal year 2011 equity grants awarded to Messrs. Dykes and Liu, the Compensation Committee relied mainly on peer group and market data and pay-for-performance analysis prepared and presented by Compensia as part of its assessment of the competitiveness of our executive compensation program. For Messrs. Dykes and Liu, the Compensation Committee gave considerable weight to the evaluation by Mr. Bergeron of each named executive’s contributions to their areas of responsibilities and organizational and corporate-wide initiatives as well as the Company’s performance compared to peer group companies.

(5)	In setting the fiscal year 2011 equity grants awarded to each of Messrs. Dumbrell and Yanay, the Compensation Committee relied mainly on peer group and market data and pay-for-performance analysis prepared and presented by Compensia as part of its assessment of the competitiveness of our executive compensation program. For each of Messrs. Dumbrell and Yanay, the Compensation Committee took into account our recent growth, including through strategic transactions, in each named executive’s region and the increased level of responsibilities each of Messrs. Dumbrell and Yanay has taken on as we expand into new geographic regions or markets, in each case based on input from Mr. Bergeron. In addition, in the case of Mr. Dumbrell, the Compensation Committee took into account his temporary relocation to the United Kingdom in support of our Northern Europe, Middle East and Africa operations and business development initiatives.

Perquisites and Benefits

Other than with respect to Mr. Yanay, we do not provide perquisites or personal benefits (such as financial services, air travel (other than reimbursement for business travel), country club memberships or car allowances) to the named executives other than standard health and welfare benefits available to all employees. We provide Mr. Yanay with the use of a car (including reimbursement of the tax effect of such benefit), study fund contributions, severance fund contributions and a recuperation allowance and other insurance benefits as is customary for executives in Israel, Mr. Yanay’s home country. We also reimbursed Mr. Yanay for the cost of his cellular telephone use (including reimbursement of the tax effect of such benefit). These benefits were previously provided to Mr. Yanay in connection with his employment at Lipman, which we acquired on November 1, 2006.

As disclosed in footnote 6 of the Summary Compensation Table of this CD&A, from January 2011 through December 2011, Mr. Dumbrell was on temporary international assignment in support of our Northern Europe, Middle East and Africa operations and business development initiatives. In connection with this assignment we requested that Mr. Dumbrell temporarily relocate to the United Kingdom, and provided for certain housing, education and supplemental health and welfare coverage expenses and tax reimbursements for the term of this temporary assignment.

EXECUTIVE COMPENSATION

Summary Compensation

The following table sets forth compensation awarded to, paid to, or earned by VeriFone’s named executives during fiscal years 2011, 2010 and 2009.

Summary Compensation Table

	Fiscal Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Comp Earnings ($)	All Other Compensation ($)		Total ($)
Douglas G. Bergeron	2011	800,000		—		11,354,274		—	2,000,000	(4)	—	8,870	(4)	14,163,144
Chief Executive Officer	2010	800,000		—		4,420,271		—	2,000,000	(4)	—	883		7,221,154
	2009	700,000		—		—	(3)	1,176,330	—		—	7,828		1,884,158

Robert Dykes	2011	430,000		—		2,270,863		—	303,323	(5)	—	14,361	(5)	3,018,547
Executive Vice President and Chief Financial Officer	2010	425,000		42,280		491,135		—	307,720	(5)	—	883		1,267,018
	2009	420,000		—		—		1,960,550	279,750		—	10,628		2,670,928

Jeff Dumbrell	2011	325,000		17,500	(6)	2,831,396		—	189,069	(6)	—	594,338	(6)	3,957,303
Executive Vice President, Europe, Middle East, Africa and Asia	2010	315,000		43,284		1,326,071		—	106,716	(6)	—	855		1,791,926
	2009	300,000		48,000		—		392,110	36,000		—	6,946		783,056

Albert Liu	2011	340,000		20,000	(8)	1,703,137		—	130,738	(8)	—	13,791	(8)	2,207,666
Executive Vice President, Corporate Development and General Counsel(7)		—		—		—		—	—		—	—		—
		—		—		—		—	—		—	—		—

Eliezer Yanay	2011	401,016	(9)	7,794	(10)	1,703,137		—	145,568	(10)	—	150,146	(11)	2,407,661
Executive Vice President, Operations	2010	377,482	(9)	44,525		1,817,224		—	114,476	(10)	—	151,237	(11)	2,504,944
	2009	352,477	(9)	28,014		—		392,110	89,434		—	136,291	(11)	998,326

(1)	Amounts shown in this column reflect the aggregate grant date fair value of these restricted stock unit awards as computed in accordance with FASB ASC Topic 718 and do not reflect whether the recipient has actually realized a financial benefit from the awards (such as by vesting in a restricted stock unit award). For information on the valuation of these amounts, refer to “Stockholders’ Equity” of the notes to consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended October 31, 2011. See the Grants of Plan-Based Awards table below for information on awards made in fiscal year 2011.

(2)	Amounts shown in this column reflect the aggregate grant date fair value of stock option grants as well as any modification charge in each case computed in accordance with FASB ASC Topic 718 and do not reflect whether the recipient has actually realized a financial benefit from the awards (such as by exercising stock options). This column represents the total dollar amount that would be recognized as stock-based compensation for financial statement reporting purposes over the term of the stock option grants. Pursuant to SEC rules, the amounts for fiscal year 2009 have been revised to reflect the aggregate fair value of each stock option grant on the date of grant. The fair value was estimated using the Black-Scholes option pricing model in accordance with FASB ASC Topic 718. Pursuant to SEC rules, amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For information on the valuation assumptions used for the calculation of these amounts, refer to “Stockholders’ Equity” of the notes to consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended October 31, 2011. See the Grants of Plan-Based Awards table below for information on awards made in fiscal year 2011.

(3)	On January 4, 2007, we granted a total of 900,000 performance-based RSUs to Mr. Bergeron. We did not recognize any compensation expense related to these performance-based RSUs as the financial targets for fiscal years 2008 and 2007 were not achieved and, effective April 8, 2009, we and Mr. Bergeron entered into the 2009 Employment Agreement pursuant to which these RSUs were cancelled.

(4)	Fiscal year 2011 Non-Equity Incentive Plan Compensation represents earned annual performance-based cash bonus at 200% of annual performance-based target bonus. See “Annual Bonus Awards” in this CD&A for discussion of the pre-established targets and the amounts earned. Fiscal year 2010 Non-Equity Incentive Plan Compensation represents earned annual performance-based cash bonus at 200% of annual performance-based target bonus. Of this amount, $750,000 was attributed to actual corporate net income, as adjusted per share exceeding the pre-set financial target. For fiscal year 2011 amounts in All Other Compensation consisted of $6,667 of company 401(k) plan matching contribution and $2,203 of life insurance premiums.

(5)

Fiscal year 2011 amount represents earned annual performance-based cash bonus at the 120th percentile for the corporate component, at 100% for the personal performance objective component for award of $198,778 and $104,545 of semi-annual performance bonus earned in fiscal year 2011. See “Annual Bonus Awards” and “Determination of 2011 Quarterly or Semi-Annual Target Bonus Amounts” in this CD&A for further discussion of the pre-established targets and the amounts earned. Fiscal year 2010 amount represents earned annual performance-based cash bonus at the 120th percentile for the corporate component and 100% for the individual component of $201,420 and $106,300 of semi-annual performance bonus earned in fiscal year 2010. For fiscal year 2011 amounts in All Other Compensation consisted of $6,837 of company 401(k) plan matching contribution and $7,524 of life insurance premiums.

(6)	Fiscal year 2011 bonus amount represents earned individual bonus component of quarterly bonus awards of $13,000 and of the annual bonus award of $4,500 for fiscal year 2011. The individual bonus component of the quarterly and annual bonus awards is awarded at the discretion of the CEO based on a qualitative assessment of achievement against strategic goals and personal objectives set for each named executive by the CEO and each named executive. Fiscal year 2011 non-equity incentive plan compensation represents earned annual performance-based cash bonus of $15,579 based on achievement at the 120th percentile for the corporate component and $34,425 for achievement at the 110th percentile for both contribution margin and gross margin components, and earned amount of quarterly performance bonus totaling $139,065 awarded to Mr. Dumbrell. Attainment percentages are rounded to the nearest tenth percentile. See “Annual Bonus Awards” and “Determination of 2011 Quarterly or Semi-Annual Target Bonus Amounts” in this CD&A for further discussion of amounts earned. Fiscal year 2010 amount represents earned annual performance-based bonus at the 120th percentile for the corporate component and 100% for the individual component of $41,963 for fiscal year 2010 and earned amount of quarterly performance bonus totaling $64,753 awarded to Mr. Dumbrell. From January 2011 through December 2011, Mr. Dumbrell was on temporary international assignment in support of our Northern Europe, Middle East and Africa operations and business development initiatives. In connection with this assignment we requested that Mr. Dumbrell temporarily relocate to the United Kingdom, and we provided for certain housing, education and supplemental health and welfare coverage expenses and tax reimbursements to Mr. Dumbrell for the term of this temporary assignment. Such amounts are included in All Other Compensation in this Summary Compensation Table. During fiscal year 2011 we paid a total of $333,386 in relocation expense reimbursements, with associated tax reimbursements of $245,912, as part of Mr. Dumbrell’s relocation to the United Kingdom for this international assignment, which included the following components: housing and furniture rental of $264,037 (with associated tax reimbursement of $194,759); tuition expense for Mr. Dumbrell’s children during the relocation assignment of $57,649 (with associated tax reimbursement of $42,523); and $11,700 of supplemental health and welfare coverage, utilities and other miscellaneous relocation expenses (with associated tax reimbursement of $8,630). For fiscal year 2011 amounts in All Other Compensation also included $14,194 of company 401(k) plan matching contribution and $846 of life insurance premiums.

(7)	Mr. Liu was not a named executive of the Company in fiscal years 2010 or 2009.

(8)	Fiscal year 2011 bonus amount represents a discretionary year-end bonus of $20,000 awarded to Mr. Liu. Discretionary bonuses are awarded at the discretion of the Compensation Committee with input from the CEO to reward extraordinary efforts and performance. See “Additional Discretionary Bonuses” in this CD&A for further discussion of the award. Fiscal year 2011 non-equity incentive plan compensation represents earned annual performance-based cash bonus at the 120th percentile for the corporate component, at 100% for the personal performance objective component for award of $78,465 and $52,273 of semi-annual performance bonus earned in fiscal year 2011. See “Annual Bonus Awards” and “Determination of 2011 Quarterly or Semi-Annual Target Bonus Amounts” in this CD&A for further discussion of the pre-established targets and the amounts earned. For fiscal year 2011 amounts in All Other Compensation consisted of $12,963 of company 401(k) plan matching contribution and $828 of life insurance premiums.

(9)	Mr. Yanay’s base salary is set and paid in Israeli New Shekels. Fiscal year 2011 amount consists of salary of $346,037, study fund contributions of $22,034 and payment for accrued but unused vacation of $32,945. Fiscal year 2010 amount consists of salary of $342,618, study fund contributions of $21,816 and payment for accrued but unused vacation of $13,048. Fiscal year 2009 amount consists of salary of $308,757, study fund contributions of $19,393 and payment for accrued but unused vacation of $24,327. Amounts for fiscal years 2011, 2010 and 2009 have been converted from Israeli New Shekels to U.S. Dollars at the fiscal year end exchange rates of 3.608 Shekels per one U.S. Dollar, 3.644 Shekels per one U.S. Dollar and 3.757 Shekels per one U.S. Dollar, respectively.

(10)	Fiscal year 2011 bonus amount represents earned individual bonus component of quarterly bonus awards of $7,795 for fiscal year 2011. The individual bonus component of the quarterly and annual bonus awards is awarded at the discretion of the CEO based on a qualitative assessment of achievement against strategic goals and personal objectives set for each named executive by the CEO and each named executive. Fiscal year 2011 non-equity incentive plan compensation represents earned annual performance-based cash bonus of $11,994 based on achievement at the 120th percentile for the corporate component, $24,252 for achievement of the personal performance objective component at 100% and earned amount of quarterly performance bonus totaling $109,322 awarded to Mr. Yanay. Attainment percentages are rounded to the nearest tenth percentile. See “Annual Bonus Awards” and “Determination of 2011 Quarterly or Semi-Annual Target Bonus Amounts” in this CD&A for further discussion of amounts earned. Fiscal year 2010 amount represents earned annual performance-based cash bonus at the 120th percentile for the corporate component and 101% for the individual component of target of $38,557 and earned amount of quarterly performance bonus totaling $75,919 awarded to Mr. Yanay. Amounts for fiscal years 2011 and 2010 have been converted from Israeli New Shekels to U.S. Dollars at the fiscal year end exchange rates of 3.608 Shekels per one U.S. Dollar and 3.644 Shekels per one U.S. Dollar, respectively.

(11)	Amounts consist primarily of customary Israeli employment-related benefits paid to Mr. Yanay and a car allowance provided to Mr. Yanay as is customary for senior executives in Mr. Yanay home country of Israel. Fiscal year 2011 amount includes car allowance of $52,217, tax reimbursements of $15,904 for the car allowance, $30,660 for Israeli severance fund payments, $24,845 for manager insurance, cellular phone expense of $17,220, tax reimbursement of $454 for cellular phone and $8,846 for disability insurance, recuperation pay, medical tests and publication subscriptions. Fiscal year 2010 amount includes car allowance of $51,701, tax reimbursements of $13,796 for the car allowance, $30,357 for Israeli severance fund payments, $24,599 for manager insurance, cellular phone expense of $22,231, tax reimbursement of $444 for cellular phone and $8,109 for disability insurance, recuperation pay, medical tests and publication subscriptions. Fiscal year 2009 amount includes car allowance of $44,876, tax reimbursements of $11,804 for the car allowance, $27,335 for Israeli severance fund payments, $22,150 for manager insurance, cellular phone expense of $21,069, tax reimbursement of $446 for cellular phone and $8,611 for disability insurance, recuperation pay, medical tests and publication subscriptions. Amounts for fiscal years 2011, 2010 and 2009 have been converted from Israeli New Shekels to U.S. Dollars at the fiscal year end exchange rates of 3.608 Shekels per one U.S. Dollar, 3.644 Shekels per one U.S. Dollar and 3.757 Shekels per one U.S. Dollar, respectively.

Grants of Plan-Based Awards for 2011

The following table sets forth certain information with respect to grants of plan-based awards in fiscal year 2011 to our named executives, including cash awards and equity awards. The restricted stock unit awards granted to our named executives in fiscal year 2011 were granted under our 2006 Equity Incentive Plan. For each equity award with time-based vesting, one quarter of the award vests after one year, and the remainder vests ratably by quarter over the succeeding three years. Each option award has a term of seven years.

Name	Grant Date		Board Approval Date	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards(1)					Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh.)	Grant Date Fair Value of Stock and Option Awards ($)(8)
				Thres- hold ($)	Target ($)		Maximum ($)		Thres- hold (#)	Target (#)	Maximum (#)
Douglas G. Bergeron	—		—	—	1,000,000	(2)	2,000,000	(2)	—	—	—	—	—	—	—
Chief Executive Officer	1/3/2011	(3)	12/13/2010	—	—		—		—	57,143	57,143	—	—	—	2,270,863
	1/3/2011	(4)	12/13/2010	—	—		—		—	57,142	57,142	—	—	—	2,270,823
	1/3/2011	(5)	12/13/2010	—	—		—		—	—	—	171,429	—	—	6,812,588

Robert Dykes	—		—	—	290,000	(6)	290,000	(6)	—	—	—	—	—	—	—
Executive Vice President and Chief Financial Officer	1/3/2011	(3)	12/13/2010	—	—		—		—	28,571	28,571	—	—	—	1,135,412
	1/3/2011	(5)	12/13/2010	—	—		—		—	—	—	28,572	—	—	1,135,451

Jeff Dumbrell	—		—	—	157,500	(7)	262,500	(7)	—	—	—	—	—	—	—
Executive Vice President, Europe, Middle East, Africa and Asia	1/3/2011 1/3/2011	(3) (5)	12/13/2010 12/13/2010	— —	— —		— —		— —	21,248 —	21,248 —	— 50,000	— —	— —	844,396 1,987,000

Albert Liu	—		—	—	125,000	(6)	125,000	(6)	—	—	—	—	—	—	—
Executive Vice President, Corporate Development and General Counsel	1/3/2011 1/3/2011	(3) (5)	12/13/2010 12/13/2010	— —	— —		— —		— —	21,248 —	21,248 —	— 21,429	— —	— —	851,549 851,588

Eliezer Yanay	—		—	—	124,723	(7)	207,871	(7)	—	—	—	—	—	—	—
Executive Vice President, Operations	1/3/2011	(3)	12/13/2010	—	—		—		—	21,248	21,248	—	—	—	851,549
	1/3/2011	(5)	12/13/2010	—	—		—		—	—	—	21,429	—	—	851,588

(1)	Amounts shown in these columns represent the range of possible cash payouts for each named executive officer under our non-equity incentive plan. The threshold amount is zero for all fiscal year 2011 Non-Equity Incentive Plan Awards. Amount shown as estimated target payout is based upon achievement of performance targets at 100%. Amount shown as estimated maximum possible payout reflects maximum achievement for those targets which have a fixed maximum percentage payout and 100% achievement for those targets whose payout above 100% depends on the actual percentage outcome of a particular performance metric without a set maximum possible payout.

(2)	Reflects target and maximum amount of annual performance-based cash bonus award that may be earned based upon our achieving a pre-established net income, as adjusted per share performance target for fiscal year 2011 and achievement of performance targets established by the Board. For Mr. Bergeron, Non-Equity Plan Awards for fiscal year 2011 consist of a cash bonus payable at 0% to 200% of target under the 2009 Employment Agreement, and which includes a corporate component based on corporate achievement of a pre-set financial metric and personal performance evaluation by the Board payable at 0% to 200% of target. As disclosed above in the “Summary Compensation Table” we paid a total of $2,000,000 to Mr. Bergeron for fiscal year 2011 Non-Equity Incentive Plan Awards. See further discussion above under “Fiscal Year 2011 Bonus Determinations.”

(3)	For Messrs. Bergeron, Dykes and Liu, the release of shares subject to restricted stock unit grant is conditioned on achievement of a non-GAAP net income per share financial target for fiscal year 2011 as set by our Board. For Messrs. Dumbrell and Yanay, the release of shares subject to restricted stock unit is conditioned on achievement of a contribution margin target and a net revenue target for the business units that each such named executive is responsible for fiscal year 2011. Subsequent to October 31, 2011, each of these stock award grants was earned at the target amount.

(4)	Release of shares subject to restricted stock unit grant conditioned on the successful close and integration of Hypercom Corporation acquisition as determined at the discretion of our Board. Subsequent to October 31, 2011, based on an evaluation by our Board, this stock award grant was earned at the target amount.

(5)	Shares subject to restricted stock unit award vest as to 1/4 of the shares on January 3, 2012 and 1/16 of shares each quarter thereafter.

(6)	Reflects target and maximum amount of performance-based cash bonus awards that may be earned based upon achieving pre-established financial and other performance objectives for fiscal year 2011. For Messrs. Dykes and Liu, fiscal year 2011 Non-Equity Incentive Plan Awards consist of cash bonus amounts based on semi-annual and annual corporate financial metrics and achievements against personal performance objectives. Corporate targets are payable at 0% to 100% or at such higher percentage above 100% if corporate targets are achieved above 100%. Seventy percent of the annual performance bonus target is based on the personal achievement of personal and business unit performance objectives and may be payable at 0% to 100% and 70% of the total semi-annual bonus target is based on the personal achievement of personal and business unit performance objectives and may be payable at 0% to 100%. As disclosed above in the “Summary Compensation Table” we paid a total of $303,323 to Mr. Dykes and $130,738 to Mr. Liu for fiscal year 2011 Non-Equity Incentive Plan Awards. See further discussion above under “Fiscal Year 2011 Bonus Determinations”.

(7)	Reflects target and maximum amount of performance-based cash bonus awards that may be earned based upon achieving pre-established financial and other performance targets for fiscal year 2011. For Messrs. Dumbrell and Yanay, fiscal year 2011 Non-Equity Incentive Plan Awards consist of cash bonus amounts based on quarterly and annual corporate financial metrics, business unit specific financial metrics and individual performance. Corporate targets are payable at 0% to 100% or at such higher percentage above 100% if corporate targets are achieved above 100%. Bonus targets based on quarterly business unit performance are payable at 0% to 200% and are subject to minimum attainment levels of 80% for contribution margin targets and 100% for gross margin targets. Individual performance bonuses are payable at 0% to 100%. As disclosed above in the “Summary Compensation Table” we paid a total of $189,069 and $145,568 to Messrs. Dumbrell and Yanay for fiscal year 2011 Non-Equity Incentive Plan Awards. See further discussion above under “Fiscal Year 2011 Bonus Determinations”.

(8)	Reflects the grant date fair value of each target equity award computed in accordance with ASC 718. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended October 31, 2011. These amounts do not correspond to the actual value that will be realized by the named executives.

Outstanding Equity Awards at Fiscal 2011 Year-End

The following table provides information about unexercised options, stock that has not vested and other equity incentive plan awards that have not vested for each of our named executives as of October 31, 2011.

			Option Awards					Stock Awards
Name	Option/ Award Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have not Vested (#)	Market Value of Shares or Units of Stock That Have not Vested ($)(8)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have not Vested ($) (8)
Douglas G. Bergeron	3/22/2006	(1)	225,000			28.86	3/22/2013
Chief Executive Officer	5/1/2009	(2)	84,375	65,625		7.46	5/1/2016
	5/1/2009	(3)	150,000			7.46	5/1/2016
	1/4/2010	(4)						72,321	$3,052,669
	1/3/2011	(5)						171,429	$7,236,018
	1/3/2011	(6)								57,142	$2,411,964
	1/3/2011	(7)								57,143	$2,412,006

Robert Dykes	5/1/2009	(2)	253,125	196,875		7.46	5/1/2016
Executive Vice President and Chief Financial Officer	5/1/2009	(9)	50,000			7.46	5/1/2016
	1/4/2010	(4)						8,035	$339,157
	1/3/2011	(5)						28,572	$1,206,024
	1/3/2011	(6)								28,571	$1,205,982

Jeff Dumbrell	9/2/2008	(10)		50,000		19.99	9/2/2015
Executive Vice President, Europe, Middle East, Africa and Asia	5/1/2009	(2)		21,875		7.46	5/1/2016
	1/4/2010	(4)						21,696	$915,788
	1/3/2011	(5)						50,000	$2,110,500
	1/3/2011	(6)								21,248	$896,878

Albert Liu	11/3/2008	(11)	18,750	46,875		11.41	11/3/2015
Executive Vice President, Corporate Development and General Counsel	7/1/2009	(12)	3,125	10,938		7.68	7/1/2016
	1/4/2010	(4)						8,035	$339,157
	1/3/2011	(5)						21,429	$904,518
	1/3/2011	(6)								21,428	$904,476

Eliezer Yanay	9/2/2008	(10)		43,750		19.99	9/2/2015
Executive Vice President, Operations	5/1/2009	(2)		21,875		7.46	5/1/2016
	1/4/2010	(4)						29,731	$1,254,946
	1/3/2011	(5)						21,429	$904,518
	1/3/2011	(6)								21,428	$904,476

(1)	Shares subject to this option vest and become exercisable as to 1/4 of the shares on March 22, 2007 and as to 1/16 of shares each quarter thereafter.

(2)	Shares subject to this option vest and become exercisable as to 1/4 of the shares on May 1, 2010 and as to 1/16 of shares each quarter thereafter.

(3)

Option grant conditioned on achievement of a net income, as adjusted, per share financial target for fiscal year 2009 as set by our Board, with a target and maximum option award of 150,000 stock options. The option grant was earned at the target amount and shares subject to this option vested and became exercisable on October 31, 2010. The option grant is subject to forfeiture if at any time during the thirty-six months following the date the option is earned we restate our financial statements such that the performance condition would no longer be met. If Mr. Bergeron leaves VeriFone for good reason or if his employment is terminated without cause, then the vesting of the option, if already earned, shall accelerate in full.

(4)	Shares subject to this RSU award vest as to 1/4 of the shares on January 4, 2011 and as to 1/16 of shares each quarter thereafter.

(5)	Shares subject to this RSU award vest as to 1/4 of the shares on January 3, 2012 and as to 1/16 of shares each quarter thereafter.

(6)	For Messrs. Bergeron, Dykes and Liu, the shares subject to this RSU award vest in full on January 3, 2012 if we achieve a non-GAAP net income per share financial target for fiscal year 2011 as set by our Board. Based on the actual non-GAAP net income per share achieved for fiscal year 2011, the RSU awards for Messrs. Bergeron, Dykes and Liu vested in full on January 3, 2012. For Messrs. Dumbrell and Yanay, the release of shares subject to restricted stock unit is conditioned on achievement of a contribution margin target and a net revenue target for the business units that each such named executive is responsible for fiscal year 2011. Based on the actual achievement of these business unit performance criteria for each of Messrs. Dumbrell and Yanay, the RSU awards to Messrs. Dumbrell and Yanay vested in full on January 3, 2012.

(7)	Shares subject to this RSU award vest in full on January 3, 2012 if the Company successfully integrates the acquisition of Hypercom Corporation. Subsequent to October 31, 2011, the Board of Directors determined, following review, that Mr. Bergeron met the performance targets for this equity award and the RSU vested in full on January 3, 2012.

(8)	Market value of units of stock that have not vested is computed by multiplying (i) $42.21, the closing market price of our stock on October 31, 2011, by (ii) the number of units of stock.

(9)	Option grant conditioned on achievement of a minimum non-GAAP net income per share, with a target and maximum option award of 50,000 stock options. Option grant was earned at the target amount and shares subject to this option vested and became exercisable on October 31, 2010.

(10)	Shares subject to this option vest and become exercisable as to 1/4 of the shares on September 2, 2009 and as to 1/16 of shares each quarter thereafter.

(11)	Shares subject to this option vest and become exercisable as to 1/4 of the shares on November 3, 2009 and as to 1/16 of shares each quarter thereafter.

(12)	Shares subject to this option vest and become exercisable as to 1/4 of the shares on July 1, 2010 and as to 1/16 of shares each quarter thereafter.

Fiscal Year 2011 Option Exercises and Stock Vested

The following table presents information concerning the aggregate number of shares for which options were exercised during fiscal year 2011 for each of the named executives. In addition, the table presents information on shares that were acquired upon vesting of stock awards during fiscal year 2011 for any of the named executives on an aggregated basis.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)(2)
Douglas G. Bergeron	—	$—	184,821	$7,411,392	(3)
Chief Executive Officer
Robert Dykes	—	$—	20,536	$823,489	(3)
Executive Vice President and Chief Financial Officer
Jeff Dumbrell	190,750	$4,435,992	55,446	$2,223,398
Executive Vice President, EMEA and Asia
Albert Liu	60,312	$2,377,578	20,536	$823,489	(3)
Executive Vice President, Corporate Development and General Counsel
Eliezer Yanay	184,373	$5,704,289	75,983	$3,046,942
Executive Vice President, Operations

(1)	The value realized on the exercise is calculated as the difference between the fair market value of the shares on the date of exercise and the applicable exercise price for those options.

(2)	The value realized on the shares acquired is the fair market value of the shares on the date of vesting, which is the closing price on such date of our stock as traded on the NYSE.

(3)	Each of Messrs. Bergeron, Dykes and Liu elected to defer the release of all of the shares acquired on vesting of the stock awards. The terms of the deferral are set forth in the respective grant agreement and provide that the shares will be released upon the earliest to occur of (i) December 4, 2016; (ii) the date of termination of employment with the Company; or (iii) the occurrence of a change in control of the Company as defined in the grant agreement.

Potential Payments Upon Termination or Change of Control

Our change of control arrangements with Mr. Bergeron and Mr. Dykes are included in their agreements with us as described above under the caption “Employment Agreement with our Chief Executive Officer” and the caption “Severance Agreement with our Chief Financial Officer”. In determining the terms and scope of the change of control arrangements with Messrs. Bergeron and Dykes, our Compensation Committee considered (i) the employment agreement that Mr. Bergeron entered into in connection with the acquisition and recapitalization of our company led by him and a private equity firm in 2002 and the amended and restated employment agreement that Mr. Bergeron signed with us in 2007, (ii) the change-in-control severance agreement that our former Chief Financial Officer had entered into in connection with his initial employment in July 2004, and (iii) similar arrangements in place at our “peer” companies as described above under “Determination of Compensation—Role of Compensation Consultants” and “—Competitive Data.” In addition, our equity awards made in fiscal year 2010 and 2011 to our named executives provide for acceleration of vesting in the event of an involuntary or constructive termination three months prior to or eighteen months following a change of control.

Under Israeli law, Mr. Yanay, our President of VeriFone Israel and Executive Vice President, Continental Europe, South East Europe and Asia, will be entitled to certain statutory severance payments upon termination of employment for any reason, including retirement.

None of our named executives is entitled to a severance payment or acceleration of vesting of equity awards unless the change of control event is followed by, or in the case of equity awards with a change of control provision three months preceding, an involuntary or constructive termination. All such payments and benefits would be provided by us.

The tables below outline the potential payments and benefits payable to each named executive in the event of involuntary termination, or change of control, as if such event had occurred as of October 31, 2011.

Involuntary or Constructive Involuntary Termination

Name	Salary Continuation		Cash-Based Incentive Award		Continuation of Benefits	Intrinsic Value of Unvested RSUs(3)	Intrinsic Value of Unvested Options(4)
Douglas Bergeron	$800,000	(1)	$2,000,000	(2)	$43,326	$—	$—	(5)
Robert Dykes	$215,000		$—		$9,129	$—	$—
Jeff Dumbrell	$—		$—		$—	$—	$—
Albert Liu	$—		$—		$—	$—	$—
Eliezer Yanay	$288,364	(6)	$—		$—	$—	$—

Involuntary or Constructive Involuntary Termination Following a Change of Control

Name	Salary Continuation		Cash-Based Incentive Award		Continuation of Benefits	Intrinsic Value of Unvested RSUs(3)	Intrinsic Value of Unvested Options(4)
Douglas Bergeron	$800,000	(1)	$2,000,000	(2)	$43,326	$15,112,657	$—	(5)
Robert Dykes	$215,000		$—		$9,129	$2,751,163	$—
Jeff Dumbrell	$—		$—		$—	$3,923,166	$—
Albert Liu	$—		$—		$—	$2,148,151	$—
Eliezer Yanay	$288,364	(6)	$—		$—	$3,063,939	$—

(1)	The salary continuation amount assumes one year of severance. We have the option to extend the noncompetition period under Mr. Bergeron’s 2009 Employment Agreement for an additional year by paying Mr. Bergeron an additional year’s severance (consisting of salary and bonus).

(2)	Based on Mr. Bergeron’s total cash bonus payment of $2,000,000 in 2011 and assumes a one year severance period. Under the terms of Mr. Bergeron’s 2009 Employment Agreement, Mr. Bergeron is entitled to payment equal to the amount of bonus payment paid to him in the immediately previous full fiscal year. We have the option to extend the noncompetition period under Mr. Bergeron’s 2009 Employment Agreement for an additional year by paying Mr. Bergeron an additional year’s severance (consisting of salary and bonus).

(3)	The vesting of our restricted stock unit awards to each of our named executives will accelerate in full in the event such named executive is the subject of an involuntary or constructive termination three months prior to or eighteen months following a change of control. The intrinsic value is calculated by taking the product of (a) $42.21, which is the closing market price of our common stock on October 31, 2011, the last trading day of fiscal year 2011 and (b) the number of RSUs subject to acceleration. See “Grants of Plan-Based Award” and “Outstanding Equity Awards at Fiscal 2011 Year-End” for information on the awards and the unvested portion of such awards.

(4)	Based on the closing market price of our common stock on October 31, 2011, of $42.21, and the respective exercise prices of unvested options subject to acceleration. No intrinsic value is attributed to unvested options subject to acceleration which have exercise prices above the closing market price of our common stock on October 31, 2011.

(5)

On May 1, 2009, Mr. Bergeron was awarded an option grant conditioned on achievement of a minimum net income, as adjusted, per share, with a target and maximum award of 150,000 stock options. If Mr. Bergeron leaves VeriFone for good reason or if his employment is terminated without cause, then the vesting of the option, if already earned, shall accelerate in full. Subsequent to October 31, 2009, this option grant was earned at the target amount. The intrinsic value of such options has not been included in the above table as the underlying options became fully vested as of October 31, 2010. The option grant is subject to forfeiture if at any time during the thirty-six months following the date the option is earned we restate our financial statements such that the performance condition would no longer be met.

(6)	Based on Israeli labor laws, an Israeli employee, such as Mr. Yanay, is entitled to severance pay upon termination of employment by the employer for any reason, including retirement. Amount represents the maximum statutory severance pay, which would be paid in the event of involuntary termination of Mr. Yanay’s employment, calculated based on the most recent monthly base salary of such employee multiplied by the number of years of employment of such employee. As of October 31, 2011, Mr. Yanay has been employed with VeriFone (including his term of employment with Lipman prior to our acquisition of Lipman) for approximately 10 years. Calculated by taking Mr. Yanay’s monthly base salary as of October 31, 2011, multiplied by 10 years and converted from Israeli New Shekels to U.S. Dollars at the October 31, 2011 exchange rate of 3.608 Shekels per one U.S. Dollar. Each pay period, we submit sums into a severance fund at the statutory rate of 8.33% of base salary. These amounts are reflected in compensation expense each period. In the event of separation of employment that is other than an involuntary termination, Mr. Yanay would be entitled to the lesser amount that have been funded into this severance fund rather than the maximum statutory amount based on the base salary rate at the time of termination.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of VeriFone (the “Compensation Committee”) consists exclusively of independent directors.

The general purpose of the Compensation Committee is to (1) review and approve corporate goals and objectives relating to the compensation of VeriFone’s CEO, evaluate the CEO’s performance in light of those goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determine and approve the CEO’s compensation level based on this evaluation and (2) make recommendations to the Board with respect to non-CEO compensation, incentive compensation plans, and equity-based plans, among other things. VeriFone’s Board of Directors and its Corporate Governance and Nominating Committee have determined that each member of the Compensation Committee is “independent” within the meaning of the rules of both the NYSE and the SEC.

During fiscal year 2011, the Compensation Committee performed all of its duties and responsibilities under the Compensation Committee’s charter. Additionally, as part of its responsibilities, the Compensation Committee reviewed the section of this Proxy Statement entitled “Compensation Discussion and Analysis” (CD&A), as prepared by management of VeriFone, and discussed the CD&A with management of VeriFone. Based on its review and discussions, the Compensation Committee recommended to the Board of Directors that the CD&A be included in VeriFone’s Proxy Statement.

COMPENSATION COMMITTEE

Leslie G. Denend, Chairman

Robert B. Henske

Jeffrey Stiefler

REPORT OF THE CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

The primary purposes of the Corporate Governance and Nominating Committee are to (i) identify individuals qualified to become members of the Board of Directors, (ii) develop and recommend to the Board standards to be applied in making determinations as to the absence of material relationships between VeriFone and a director, (iii) develop and recommend to the Board a set of corporate governance principles and (iv) assist management in the preparation of disclosure in this Proxy Statement regarding the operations of the Corporate Governance and Nominating Committee.

The Board has determined, upon the recommendation of the Corporate Governance and Nominating Committee, that Mr. Alspaugh, Dr. Denend, Mr. Hart, Mr. Henske, Mr. McGinn, Mr. Raff, Mr. Rinehart, and Mr. Stiefler were “independent” within the meaning of the rules of the NYSE and the SEC. The Corporate Governance and Nominating Committee currently consists of Mr. Alspaugh, Mr. McGinn and Mr. Raff, as well as Mr. Hart, as chairman. The Board has determined that each member of the Committee is “independent” within the meaning of the rules of the NYSE and the SEC.

On an ongoing basis during fiscal 2011, the Corporate Governance and Nominating Committee evaluated potential candidates for positions on the Board and its committees, in each case in accordance with the criteria set forth in VeriFone’s Corporate Governance Guidelines. The Corporate Governance and Nominating Committee approved and recommended to the Board of Directors the eight director nominees currently standing for election at the Annual Meeting.

Over the course of fiscal 2011, the Corporate Governance and Nominating Committee reviewed with management both the long-term and emergency succession plans for the Chief Executive Officer and other key employees.

As part of its duties, in September 2011, the Corporate Governance and Nominating Committee reviewed the Committee’s charter and VeriFone’s Corporate Governance Guidelines to determine whether any changes to the charter or the guidelines were deemed necessary or desirable by the Committee. After completing this review, the Committee recommended to the Board that no amendments to these documents needed to be made at that time. In March 2011, the Corporate Governance and Nominating Committee also completed its review of existing director compensation guidelines and recommended certain changes to the Board based on such review.

The Committee also conducted an evaluation of its own performance that included an evaluation of its performance compared with the requirements of the charter of the Committee. During fiscal 2011, the Corporate Governance and Nominating Committee performed all of its duties and responsibilities under the Corporate Governance and Nominating Committee Charter.

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

Alex W. (Pete) Hart, Chairman

Robert W. Alspaugh

Richard A. McGinn

Eitan Raff

REPORT OF THE AUDIT COMMITTEE

The purpose of the Audit Committee of VeriFone is to assist the Board of Directors in fulfilling its oversight responsibility to the stockholders, potential stockholders, the investment community, and others relating to: (i) the integrity of VeriFone’s financial statements; (ii) VeriFone’s compliance with legal and regulatory requirements; (iii) VeriFone’s independent registered public accounting firm’s qualifications and independence; (iv) the performance of VeriFone’s internal audit function and independent registered public accounting firm; (v) the retention of VeriFone’s independent registered public accounting firm; and (vi) the preparation of this report.

The Board of Directors has determined, upon the recommendation of the Corporate Governance and Nominating Committee, that each member of the Audit Committee is “independent” within the meaning of the rules of the NYSE and the SEC. The Audit Committee currently consists of Mr. Alspaugh, Dr. Denend, Mr. Rinehart and Mr. Stiefler, as well as Mr. Henske, as chairman. The Board of Directors has designated each of Mr. Henske and Mr. Alspaugh as an “Audit Committee financial expert” within the meaning of applicable SEC rules.

As set forth in the Audit Committee charter, management is responsible for the preparation, presentation, and integrity of VeriFone’s financial statements, for the appropriateness of the accounting principles and reporting policies that are used by VeriFone and for implementing and maintaining internal control over financial reporting. The independent registered public accounting firm is responsible for auditing VeriFone’s financial statements and for reviewing VeriFone’s unaudited interim financial statements.

In fulfilling their responsibilities, it is recognized that members of the Audit Committee are not full-time employees of VeriFone and are not, and do not represent themselves to be, performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards. Members of the Audit Committee necessarily rely on the information provided to them by management and the independent registered public accounting firm. Accordingly, the Audit Committee’s considerations and discussions referred to below do not assure that the audit of VeriFone’s financial statements has been carried out in accordance with generally accepted accounting principles or that VeriFone’s auditors are in fact “independent.”

In the performance of its oversight function, the Audit Committee has considered and discussed the audited financial statements with management and the independent registered public accounting firm. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditors’ independence from VeriFone and its management, including the matters in the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board, a copy of which the Audit Committee has received. All non-audit services performed by the registered public accounting firm must be specifically pre-approved by the Audit Committee or a member thereof.

In reliance on the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee charter, the Audit Committee recommended to the Board the inclusion of the audited financial statements in VeriFone’s Annual Report on Form 10-K for the fiscal year ended October 31, 2011, as filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

Robert B. Henske, Chairman

Robert W. Alspaugh

Leslie G. Denend

Charles R. Rinehart

Jeffrey E. Stiefler

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of October 31, 2011 regarding securities issued under our equity compensation plans that were in effect during fiscal year 2011.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders(1)	9,411,946	18.38	(2)	5,628,300	(3)
Equity compensation plans not approved by security holders	—	—		—

Total	9,411,946	18.38		5,628,300

(1)	This reflects equity awards issued under our New Founders’ Stock Option Plan, Outside Directors’ Stock Option Plan, 2005 Employee Equity Incentive Plan, and 2006 Equity Incentive Plan. This information also includes securities issuable pursuant to the Lipman Electronic Engineering Ltd. 2003 Stock Option Plan, Lipman Electronic Engineering Ltd. 2004 Stock Option Plan, Lipman Electronic Engineering Ltd. 2004 Share Option Plan, and Lipman Electronic Engineering Ltd. 2006 Share Incentive Plan as a result of our acquisition of Lipman Electronic Engineering Ltd. on November 1, 2006. This information also includes securities issuable pursuant to the Hypercom 2000 Broad-Based Stock Incentive Plan, Hypercom Non-Employee Director Plan, and Hypercom 1997 Long-Term Incentive Plan as a result of our acquisition of Hypercom Corporation on August 4, 2011. VeriFone does not plan to issue securities in the future under any of the foregoing plans other than the 2006 Equity Incentive Plan.

(2)	The weighted-average exercise price does not include the effect of 1,210,261 restricted stock units outstanding as of October 31, 2011.

(3)	Represents shares remaining available for future issuance under our 2006 Equity Incentive Plan.

2006 Equity Incentive Plan

Our 2006 Equity Incentive Plan is the only plan under which we currently make grants of equity awards. Our 2006 Equity Incentive Plan permits grants of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and share units, dividend equivalent rights and other stock awards. Grants may be made to our directors, officers, and employees and other individuals performing services for us. The plan authorizes the issuance of an aggregate of 13,200,000 shares of our common stock. Any shares granted as stock options or stock appreciation rights shall be counted as one share issued under the plan for each share so granted. Any awards granted as stock options or stock appreciation rights shall be counted as one share for every award granted and any RSUs granted beginning June 29, 2011 shall be counted as 2.00 shares for every RSU granted for the purposes of the number of shares issuable under the 2006 Plan. Any RSUs granted prior to June 29, 2011 shall be counted as 1.75 shares for every RSU granted for the purpose of the number of shares issuable under the 2006 Plan. As of October 31, 2011, there were a total of 8.2 million options outstanding at a weighted-average exercise price of $18.38 per share, of which 3,468,070 were exercisable at a weighted-average exercise price of $15.62 per share. As of October 31, 2011, there were 1.2 million restricted stock units outstanding and 0.2 million shares issued under restricted stock awards, all of which were unvested and subject to repurchase as of October 31, 2011. For further information on our equity compensation plan, see “Note 12. Stockholders’ Equity” of Notes to Consolidated Financial Statement included in our Annual Report on Form 10-K filed with the SEC on December 23, 2011.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information concerning the beneficial ownership of the shares of our common stock as of April 30, 2012, by:

•	each person we know to be the beneficial owner of 5% or more of our outstanding shares of common stock;

•	each of our named executives;

•	each of our current directors; and

•	all of our current executive officers and directors as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Percentage of beneficial ownership is based on 107,778,013 shares of common stock outstanding as of April 30, 2012. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of April 30, 2012 and shares of restricted stock units which are scheduled to be released within 60 days of April 30, 2012 are considered outstanding and beneficially owned by the person holding the options or restricted stock units for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless indicated below, the address of each individual listed below is c/o VeriFone Systems, Inc., 2099 Gateway Place, Suite 600, San Jose, California 95110.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent of Class
BlackRock, Inc.(1)	8,949,702	8.3%
Douglas G. Bergeron(2)	1,151,875	1.1%
Robert Dykes(3)	387,500	*
Jeffrey Dumbrell(4)	47,409	*
Eliezer Yanay(5)	14,065	*
Albert Liu(6)	53,125	*
Robert W. Alspaugh(7)	25,000	*
Dr. Leslie G. Denend(8)	42,000	*
Alex W. (Pete) Hart(9)	64,876	*
Robert B. Henske(10)	41,500	*
Richard A. McGinn(11)	8,750	*
Eitan Raff(12)	688	*
Charles Rinehart(13)	84,000	*
Jeffrey E. Stiefler(14)	50,125	*
All current directors and executive officers as a group (14 persons)**	1,994,195	1.9%

*	Less than 1%.

**	Total includes shares beneficially owned by our executive officer, Elmore Waller.

(1)	The address of BlackRock, Inc. (“BlackRock”) is 40 East 52nd Street, New York, NY 10022. BlackRock has the sole power to vote and dispose of 8,949,702 shares of common stock. This information is based solely upon a Schedule 13G filed by BlackRock on February 9, 2012.

(2)

Beneficial ownership information includes 629,099 shares held by various family trusts the beneficiaries of which are Mr. Bergeron and members of Mr. Bergeron’s family and 35,276 shares held by DGB Investments, Inc. In addition, 487,500 shares listed as beneficially owned by Mr. Bergeron represent shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after April 30, 2012. Beneficial ownership information excludes 1,019,952 shares held by an irrevocable trust managed by a third party trustee for the benefit of Mr. Bergeron’s children, and over which neither Mr. Bergeron nor any of his family members has beneficial ownership. Although such shares were previously included in the beneficial ownership table for the proxy statement for the 2011 annual meeting, pursuant to the terms of the trust, Mr. Bergeron does not have beneficial ownership over the shares held by the trust.

(3)	All shares listed as beneficially owned by Mr. Dykes represent shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after April 30, 2012.

(4)	Beneficial ownership information includes 31,784 shares held by Mr. Dumbrell directly. In addition, shares listed as beneficially owned by Mr. Dumbrell consist of 15,625 shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after April 30, 2012.

(5)	All shares listed as beneficially owned by Mr. Yanay represent shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after April 30, 2012.

(6)	All shares listed as beneficially owned by Mr. Liu represent shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after April 30, 2012.

(7)	All shares listed as beneficially owned by Mr. Alspaugh represent shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after April 30, 2012.

(8)	All shares listed as beneficially owned by Dr. Denend represent shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after April 30, 2012.

(9)	Beneficial ownership information includes 11,500 shares held by Mr. Hart directly. In addition, 53,376 shares listed as beneficially owned by Mr. Hart represent shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after April 30, 2012.

(10)	All shares listed as beneficially owned by Mr. Henske represent shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after April 30, 2012.

(11)	All shares listed as beneficially owned by Mr. McGinn represent shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after April 30, 2012.

(12)	All shares listed as beneficially owned by Mr. Raff represent shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after April 30, 2012.

(13)	Beneficial ownership information includes 1,000 shares held by Mr. Rinehart directly and 20,000 shares held by the Rinehart Family Trust dated January 18, 1994 the beneficiaries of which are members of Mr. Rinehart’s family. In addition, 63,000 shares listed as beneficially owned by Mr. Rinehart represent shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after April 30, 2012.

(14)	All shares listed as beneficially owned by Mr. Stiefler represent shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after April 30, 2012.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We may occasionally enter into transactions with entities in which an executive officer, director, 5% or more beneficial owner of our common stock, or an immediate family member of these persons have a direct or indirect material interest. Our policy is that the Audit Committee reviews and approves each individual related party transaction exceeding $120,000 after a determination that these transactions were on terms that were reasonable and fair to us. For the fiscal year ended October 31, 2011 and through the date of this Proxy Statement we had no such transactions. The Audit Committee also reviews and monitors on-going relationships with related parties to ensure they continue to be on terms that are reasonable and fair to us.

Indemnification and Employment Agreements

As permitted by the Delaware General Corporation Law, we have adopted provisions in our amended and restated certificate of incorporation that authorize and require us to indemnify our executive officers and directors to the full extent permitted under Delaware law, subject to limited exceptions. We have also entered, and intend to continue to enter, into separate indemnification agreements with our directors and executive officers which may be broader than the specific indemnification provisions contained in Delaware law. Also, as described above in “Executive Compensation—Employment-Related Agreements with Named Executives” in this Proxy Statement, we have existing employment-related agreements with our Chief Executive Officer and Chief Financial Officer.

Equity Grants

We have granted stock options and restricted stock units to purchase shares of our common stock to our executive officers and directors. See “Compensation Discussion and Analysis,” “Executive Compensation” and “Director Compensation” in this Proxy Statement.

PROPOSAL 1: ELECTION OF DIRECTORS

The business and affairs of VeriFone are managed under the direction of our Board of Directors (our “Board”). Our Board has responsibility for establishing broad corporate policies and for the overall performance of VeriFone, rather than for day-to-day business operations. Our Board currently consists of nine members, with Charles R. Rinehart serving as our non-executive chairman since March 2008. Mr. Rinehart is not standing for re-election at the 2012 Annual Meeting. The Board intends to appoint Mr. McGinn (provided he is re-elected to the Board) as our non-executive chairman with effect following the 2012 Annual Meeting. Further, effective following the Annual Meeting, the number of authorized directors will be eight. All of our directors are elected annually for a one year term expiring at the Annual Meeting of Stockholders in the following year.

The Board has nominated the following current directors to be elected to serve for a one year term until the next annual meeting of stockholders: Messrs. Bergeron, Alspaugh, Denend, Hart, Henske, McGinn, Raff and Stiefler. Each director will hold office until his or her successor has been elected and qualified or until the director’s earlier resignation or removal. The proxy holders named on the proxy card intend to vote for the election of these eight nominees.

The Board has selected these nominees on the recommendation of the Corporate Governance and Nominating Committee. If at the time of the meeting one or more of the nominees have become unable to serve, shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees designated by the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee knows of no reason why any of the nominees will be unable to serve.

Vote Required

The eight nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them, up to the eight directors to be elected by those shares, will be elected as directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.

Directors’ Recommendation

The Board of Directors unanimously recommends a vote “FOR” the election of each of Robert W. Alspaugh, Douglas G. Bergeron, Leslie G. Denend, Alex W. (Pete) Hart, Robert B. Henske, Richard A. McGinn, Eitan Raff and Jeffrey E. Stiefler to the Board of Directors.

PROPOSAL 2: ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we are seeking an advisory vote from our stockholders to approve the compensation paid to the named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

Our Compensation Committee, after consultation with its independent executive compensation consultants, structured our executive compensation program to reflect our “pay-for-performance” philosophy. Our Compensation Committee seeks to align compensation of our named executive officers with our financial performance and individual performance and to structure responsible compensation arrangements that attract, retain, and motivate high caliber executive officers to achieve our short-term and long-term business strategies and objectives.

We believe that our executive compensation program, which emphasizes both short and long-term performance objectives, satisfies this goal and is strongly aligned with the interests of our stockholders. As discussed in the Compensation Discussion and Analysis in this Proxy Statement, the overall goals of our executive compensation program are to:

•	Create stockholder value by aligning executive compensation to business objectives and performance;

•	Attract, retain, and motivate highly-qualified executives by offering market-competitive total compensation packages; and

•	Focus on both short and longer-term performance objectives through an appropriate mix of short-term cash incentive awards and equity incentive awards that vest over a number of years.

Consistent with these goals and as discussed in the Compensation Discussion and Analysis in this Proxy Statement, the Compensation Committee gives significant weight and consideration to competitiveness of our compensation program compared with compensation programs of our peer group, alignment of the elements of our executive compensation program with our performance and business objectives and payment trends and practices recommended by shareholder advisory firms.

A substantial portion of our overall executive compensation program consists of awards that depend on our meeting or exceeding pre-determined performance metrics that are set by our Board upon recommendation of our Compensation Committee or the individual named executive meeting or exceeding pre-determined performance metrics aligned with the Board approved metrics. In general, failure to achieve these metrics results in no payout for the relevant performance period. We also grant our executive officers a combination of performance-based and time-based stock options and restricted stock units in order to align their incentives with the long-term interests of our stockholders, reward them for potential long-term contributions, and provide a total compensation opportunity commensurate with our performance and competitive norms.

We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in the Compensation Discussion and Analysis included in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies, and practices described in this Proxy Statement. The say-on-pay vote is advisory, and therefore not binding but our Board and our Compensation Committee value the opinions of our stockholders and will take into account the outcome of this vote in considering future compensation arrangements.

Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the company’s Proxy Statement for the 2012 Annual Meeting of

Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure included in this Proxy Statement.”

Vote Required

Approval of Proposal 2 requires the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting.

Directors’ Recommendation

The Board of Directors unanimously recommends a vote “FOR” the advisory vote on compensation of our named executive officers.

PROPOSAL 3: RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected and appointed Ernst & Young LLP as the independent registered public accounting firm to audit the consolidated financial statements of VeriFone and its subsidiaries for the year ending October 31, 2012. Ernst & Young LLP audited the financial statements for us for the fiscal year ended October 31, 2011. A member of that firm will be present at the annual meeting, will have an opportunity to make a statement, if so desired, and will be available to respond to appropriate questions.

Although stockholder ratification of the appointment of our independent registered public accounting firm is not required by our bylaws or otherwise, we are submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate governance practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of VeriFone and its stockholders. If our stockholders do not ratify the Audit Committee’s selection, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its selection of our independent registered public accounting firm.

Fees Paid to Independent Registered Public Accounting Firm

Audit Fees.

The following table shows information about fees paid by VeriFone and its subsidiaries to Ernst & Young LLP during the fiscal years ended October 31, 2011 and 2010 (in thousands):

	2011	2010
Audit fees	$5,078	$3,223
Audit-related fees	—	—
Tax fees	270	713
All other fees	2	2

Total fees	$5,350	$3,938

Audit-Related Fees. This category consists of assurance and related services provided by Ernst & Young LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.” The services for the fees disclosed under this category primarily include employee benefit plan audits, due diligence related to acquisitions and consultations concerning financial accounting and reporting standards that are not part of the performance of the audit or review of our financial statements.

Tax Fees. This category consists of professional services rendered by Ernst & Young LLP, primarily in connection with our tax compliance activities, including the preparation of tax returns in certain overseas jurisdictions, consultation on tax matters, tax advice relating to transactions and other tax planning and advice.

All Other Fees. This category consists of fees for products and services other than the services reported above.

For fiscal years 2011 and 2010 all fees paid to Ernst & Young LLP for services were pre-approved by the Audit Committee.

Audit Committee Pre-Approval Policies and Procedures

As required by Section 10A(i)(1) of the Exchange Act, our Audit Committee has adopted a pre-approval policy requiring that the Audit Committee pre-approve all audit and permissible non-audit services to be performed by Ernst & Young LLP. Any proposed service that has received pre-approval but which will exceed pre-approved cost limits will require separate pre-approval by the Audit Committee. In addition, pursuant to Section 10A(i)(3) of the Exchange Act, the Audit Committee has established procedures by which the Audit Committee may from time to time delegate pre-approval authority to the Chairman of the Audit Committee. If the Chairman exercises this authority, he must report any pre-approval decisions to the full Audit Committee at its next meeting.

Vote Required

Approval of Proposal 3 requires the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting.

Directors’ Recommendation

The Board of Directors unanimously recommends a vote “FOR” ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm to audit the consolidated financial statements of VeriFone and its subsidiaries for the fiscal year ending October 31, 2012. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted “FOR” ratification of the appointment.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires VeriFone’s executive officers, directors and persons who own more than 10% of VeriFone’s common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of VeriFone. The officers, directors and 10% stockholders are required by SEC regulations to furnish VeriFone with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this Proxy Statement anyone who failed to file on a timely basis reports that were due during the most recent fiscal year or, in certain cases, prior years. Based on our review of reports we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that, during the fiscal year ended October 31, 2011, all Section 16(a) filing requirements were satisfied on a timely basis, except for one late Form 4 filing by each of Messrs. Bergeron, Yanay, Denend, Hart, Henske, McGinn, Rinehart, Raff and Stiefler and two late Form 4 filings by Mr. Alspaugh.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2011, the Compensation Committee consisted of Leslie G. Denend (Chairman), Robert B. Henske, and Jeffrey Stiefler. None of the members is or was an officer or employee of VeriFone during the last fiscal year or was formerly an officer of VeriFone, and none of our executive officers serves as a member of a board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Incorporation by Reference

To the extent that this Proxy Statement is incorporated by reference into any other filing by VeriFone under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this Proxy Statement entitled “Compensation Committee Report,” “Report of the Corporate Governance and Nominating Committee” and “Report of the Audit Committee” (to the extent permitted by the rules of the SEC) will not be deemed incorporated and are not considered “soliciting” material.

Householding

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or Notice of Internet Availability of Proxy Materials addressed to those stockholders. This practice, known as “householding,” is designed to reduce the volume of duplicate information and reduce printing and postage costs.

If you and others who share your mailing address own our common stock in street name, meaning through bank or brokerage accounts, you may have received a notice that your household will receive only one annual report and proxy statement or Notice of Internet Availability of Proxy Materials from each company whose stock is held in such accounts. Unless you responded that you did not want to participate in householding, you were deemed to have consented to it and a single copy of our proxy statement and annual report or Notice of Internet Availability of Proxy Materials has been sent to your address.

We will promptly deliver separate copies of our proxy statement and annual report or Notice of Internet Availability of Proxy Materials at the request of any stockholder who is in a household that participates in the householding of our proxy materials. You may send your request by mail to our Investor Relations department at VeriFone Systems, Inc., 2099 Gateway Place, Suite 600, San Jose, CA 95110 or by telephone at (408) 232-7800. If you currently receive multiple copies of VeriFone’s proxy materials and would like to participate in householding, please contact our Investor Relations department at the address or phone number described above.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 27, 2012

You may obtain, free of charge, a copy of our Annual Report, this Proxy Statement, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics, our director and officer stock ownership guidelines, and the charters for our Audit, Compensation and Corporate Governance and Nominating Committees, without charge, by writing to: VeriFone Systems, Inc., 2099 Gateway Place, Suite 600, San Jose, California 95110, Attn: Investor Relations. Our Annual Report, this Proxy Statement, and the other documents mentioned in this paragraph are available on our website at http://ir.verifone.com. For directions to the Annual Meeting, please contact our Investor Relations Department at (408) 232-7800.

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

/s/ Douglas G. Bergeron
Douglas G. Bergeron
Chief Executive Officer

San Jose, California

Dated: May 17, 2012

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 0000145068_1 R1.0.0.11699 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Robert W. Alspaugh 02 Douglas G. Bergeron 03 Dr. Leslie G. Denend 04 Alex W. Hart 05 Robert B. Henske 06 Richard A. McGinn 07 Eitan Raff 08 Jeffrey E. Stiefler VERIFONE SYSTEMS, INC. C/O COMPUTERSHARE P.O. BOX 43070 PROVIDENCE, RI 02940-3070 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by VeriFone Systems, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2 To hold an advisory vote on compensation of our named executive officers. 3 To ratify the selection of Ernst & Young LLP as VeriFone’s independent registered public accounting firm for our fiscal year ending October 31, 2012. NOTE: Such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. For address change/comments, mark here. (see reverse for instructions) Yes No Please indicate if you plan to attend this meeting

0000145068_2 R1.0.0.11699 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The 2011 Annual Report, 2012 Notice & Proxy Statement is/are available at www.proxyvote.com . VERIFONE SYSTEMS, INC. PROXY FOR 2012 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 27, 2012 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Douglas G. Bergeron and Robert Dykes, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote as directed on the reverse side all shares of Common Stock of VeriFone Systems, Inc. registered in the name of the undersigned, or which the undersigned may be entitled to vote, at the 2012 Annual Meeting of Stockholders of VeriFone Systems, Inc. to be held at VeriFone’s corporate offices at 2099 Gateway Place, Suite 600, San Jose, CA 95110, on June 27, 2012, at 9:15 a.m., local time, for the purposes listed on the reverse side and at any and all continuations and adjournments of that meeting, with all powers that the undersigned would possess if personally present, upon and in respect of the instructions indicated on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting. PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE THAT IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Address change/comments: Continued and to be signed on reverse side